As Filed with the Securities and Exchange Commission on March 15, 2000
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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                              ---------------------------
                                       FORM SB-2
                  REGISTRATION STATEMENT UNDER THE SECURITIES ACT
                              ---------------------------
                            INFINITE NETWORKS CORPORATION
                             (FKA HARRISON DIGICOM, INC.)
         NEVADA                          4813                  88-0361201
(State of Incorporation) (Primary Standard Industrial   (I.R.S. Employer
                         Classification Code Number)    Identification Number)
                                   401 HARITON COURT
                                NORFOLK, VIRGINIA 23505
                                (757) 440-0511 (PHONE)
             (Address and telephone number of principal executive offices)
                              ---------------------------
                                  401 HARITON COURT
                                NORFOLK, VIRGINIA 23505
                                (757) 440-0511 (PHONE)
                                 (757)440-0566 (FAX)
    (Address of principal place of business or intended principal place of business)
                              ---------------------------
                                      RITE, INC.
                              1905 SOUTH EASTERN AVENUE
                               LAS VEGAS, NEVADA 89104
                                    (702)641-7557
                (Name, address and telephone number of agents for service)
                              ---------------------------
                                      COPIES TO:

                                   KENNETH G. EADE
                                   Attorney at Law
                              827 State Street, Suite 26
                               Santa Barbara, CA 9310
                                (805)560-9828 (PHONE)
                                (805) 560-3608 (FAX)
                              ---------------------------
    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                              ---------------------------
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                              ---------------------------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                              ---------------------------
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                              ---------------------------
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
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TITLE OF EACH                        DOLLAR           PROPOSED           PROPOSED MAXIMUM         AMOUNT OF
CLASS OF SECURITIES                 AMOUNT TO      MAXIMUM OFFERING      MAXIMUM AGGREGATE      REGISTRATION FEE
TO BE REGISTERED                   BE REGISTERED      PER UNIT            OFFERING PRICE
<F1>
------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value....  $10,000,000     $           10.00     $   10,000,000         $ 2,640
------------------------------------------------------------------------------------------------------------------
Representative's Warrant.........  $         0     $            0.00     $            0         $     0

Totals...........................  $10,000,000     -----------------     $   10,000,000         $ 2,640
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

<F1> Estimated solely for the purpose of calculating the registration fee in     accordance with Rule 457(o) under
the Securities Act. Any difference between the dollar amount of the securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

Infinite Networks Corporation amends this registration statement on this date or dates as may be necessary to delay its effective date until Infinite files a further amendment which specifically states that this registration statement becomes effective in accordance with Section 8(a) of the Securities Act, or until this registration statement becomes effective on the date as the SEC, acting pursuant to Section 8(a), may determine.

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DATED March 15, 2000

INFORMATION CONTAINED IN THIS OFFERING IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SEC. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO PURCHASE BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR WILL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.
<U>ITEM 2.</U>                         <U>PROSPECTUS</U>

                         INFINITE NETWORKS CORPORATION
                        1,000,000 SHARES OF COMMON STOCK

A minimum of 100,000 up to a maximum of 1,000,000 shares of common stock are being sold by Infinite Networks Corporation, formerly known as Harrison Digicom, Inc. The common stock currently is quoted on the National Quotation Bureau, "pink sheets", under the symbol "INCZ" and previously quoted on the Bulletin Board under the symbol "HARR". Infinite will not obtain approval to be quoted on the NASD OTC Bulletin Board until it becomes a reporting company. There can be no assurance that Infinite's common stock will be quoted on the Bulletin Board. As of February 25, 2000, the closing price of the common stock was $.850 per share.
                       --------------------------------------
THE COMMON STOCK OFFERED IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION".
                       --------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        PRICE             UNDERWRITING      PROCEEDS
                        TO                DISCOUNTS AND     TO
                        PUBLIC            COMMISSIONS<F1>   INFINITE<F2>
Per Share............   $        10       $      0          $        10
Total (Minimum)......   $ 1,000,000       $      0          $ 1,000,000
Total (Maximum)......   $10,000,000       $      0          $10,000,000

<F1> This offering is self-underwritten so Infinite is not obligated to pay commissions or fees on the sale of any of these shares.
<F2>These proceeds are before offering expenses estimated at approximately
$200,000. There can be no assurance that the maximum number of shares offered will be sold.

March 15,2000

                         INDEX TO PART I PROSPECTUS
ITEM 3   SUMMARY INFORMATION                                                2
ITEM 4   USE OF PROCEEDS                                                    5
ITEM 5   DETERMINATION OF OFFERING PRICE                                    6
ITEM 6   DILUTION                                                           6
ITEM 8   PLAN OF DISTRIBUTION                                               7
ITEM 9   LEGAL PROCEEDINGS                                                  7
ITEM 10  DIRECTORS AND EXECUTIVE OFFICERS                                   7
ITEM 11  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT     8
ITEM 12  DESCRIPTION OF SECURITIES                                          9
ITEM 13  INTEREST OF NAMED EXPERTS                                         10
ITEM 15  ORGANIZATION WITHIN LAST 5 YEARS                                  10
ITEM 16  DESCRIPTION OF BUSINESS                                           11
ITEM 17  MANAGEMENT'S DISCUSSION AND ANALYSIS                              20
         ANALYSIS OF FINANCIAL CONDITION                                   22
ITEM 18  DESCRIPTION OF PROPERTY                                           26
ITEM 19  CERTAIN RELATIONSHIPS & RELATED TRANSACTIONS                      26
ITEM 20  MARKET FOR COMMON EQUITY & RELATED STOCKHOLDER MATTERS            28
ITEM 21  EXECUTIVE COMPENSATION                                            29
ITEM 22  FINANCIAL STATEMENTS                                              31

                           -------------------------
                             AVAILABLE INFORMATION

Upon the effective date of this registration statement, Infinite will be subject to the informational requirements of the Exchange Act, and will file reports and other information with the SEC. Reports, proxy statements and other information filed by Infinite can be inspected and copied at the principal office of the SEC, Public Reference Room, 450 Fifth Street NW, Washington, D.C. 20549. Copies can be obtained from the SEC at prescribed rates by writing to the SEC at 450 Fifth Street NW, Washington, D.C. 20549. The SEC maintains a web site, www.sec.gov, that contains reports, proxy and information statements and other information. Upon acceptance of this filing, Infinite will file to be listed on the bulletin board.

Infinite has filed with the SEC a registration statement under the Securities Act, with respect to sales of the shares of common stock offered. This prospectus omits certain information contained in the registration statement.

Agreements or other documents referenced to in this offering are not complete. The reader should review the complete exhibits, included in the registration statement, to clearly understand any referenced statements.

<U>ITEM 3.</U>                       <U>SUMMARY INFORMATION</U>

INFORMATION INCLUDED IN THIS SUMMARY AND THE RISK FACTORS ARE DISCUSSED IN MORE DETAIL IN THE FINANCIAL STATEMENTS AND OTHER SECTIONS THROUGHOUT THE REGISTRATION STATEMENT.

ALL SHARE, PER SHARE AND FINANCIAL INFORMATION INCLUDED IN THIS REGISTRATION STATEMENT GIVES EFFECT TO THE JUNE 1999 FOUR-TO-ONE REVERSE STOCK SPLIT.

Infinite is engaged in the communications industry. Infinite will design full service communications solutions for its customers using the latest technologies available, including communications systems, long distance telephone services, wireless communications, and data delivery and retrieval systems. Infinite also currently owns nine television films that have been converted to DVD. Infinite plans to market these films and to expand its film library.

                                 RISK FACTORS

PROSPECTIVE INVESTORS IN THE SHARES OFFERED SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS.

WE HAVE A LIMITED OPERATING HISTORY, A HISTORY OF LOSSES, AND SIGNIFICANT ACCUMULATED WORKING CAPITAL DEFICITS.
Infinite is a development stage company which has a limited operating history. Infinite's future must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry characterized by intense competition. Since inception, Infinite has incurred significant losses. No assurance can be given that Infinite will be successful.

WE FACE INTENSE COMPETITION BECAUSE WE ARE SMALLER THAN OUR COMPETITORS.
The Internet industry is intensely competitive, rapidly evolving and subject to constant technological change. As the industry has grown, many of these products and services are marketed by well-established companies with reputations for success in the development and sale of products and services. These companies have significantly greater financial, marketing, and distribution resources than Infinite. These resources allow larger companies to implement extensive advertising and promotional campaigns in response to specific marketing efforts by competitors to enter into new markets or introduce new products and services.

Established competitors may be able to provide more attractive incentive packages to customers than those offered by Infinite. In addition, competitors with greater resources than Infinite may be better situated to negotiate favorable contracts with customers and vendors. Competitors, like AT&T, MCI and Sprint, have the financial resources to withstand substantial price competition. There can be no assurance that Infinite will be able to compete successfully in these markets.

WE WILL DEPEND ON SERVICE AND PRODUCT PROVIDERS WHICH CAN CAUSE SERVICE INTERRUPTIONS WHICH WE CANNOT CONTROL.
Infinite will be dependent on a limited number of service providers. Failure to obtain continuing access to these services at competitive rates would have a material adverse effect on Infinite long term operations. Additionally, any increase in prices charged by Infinite's service providers could materially adversely affect Infinite's operating margins. It is not unusual to experience equipment failures and service interruptions in new emerging markets.
Equipment failures and service interruptions resulting in material delays could adversely affect customer confidence, as well as Infinite's business operations and reputation.

WE WILL DEPEND ON A SMALL GROUP OF CUSTOMERS IN EACH INDUSTRY WE SERVICE.
Due to Infinite's emphasis on providing Internet systems solutions to specific industries such as medical, Infinite anticipates being substantially dependent on a relatively small number of future customers during the development stages. The loss of any of which could have a material adverse effect on Infinite in that industry.

WE ARE ENTERING A NEW INDUSTRY AND UNCERTAIN OF MARKET ACCEPTANCE.
The Internet industry is an emerging market characterized by an increasing and substantial number of new competitors that have introduced or are developing an array of new products and services, including interactive, and are enhanced value-added services. Each of these new companies are seeking a competitive position for their products and services. As is typical in an emerging industry, market acceptance of newly introduced products and services is uncertain.
THE COMMUNICATIONS TECHNOLOGY INDUSTRY IS CHANGING RAPIDLY.

The communications industry is characterized by frequent and rapid changes in technology and evolving industry standards, which often result in product obsolescence or short product life cycles. These new communications technologies, and existing technologies, may reduce demand for our services.

WE ARE UNCERTAIN AS TO WHETHER WE CAN OBTAIN THE NECESSARY LICENSES AND REGULATORY APPROVALS FOR OUR BUSINESS.
There can be no assurance that Infinite will be able to obtain required licenses from the FCC or state regulatory authorities. New statutes and regulations with more stringent requirements could require Infinite to alter methods of operation, at costs which could be substantial, or otherwise limit the types of services offered by Infinite.

Many states regulate telecommunications companies by requiring them to apply for state certification. While Infinite will exercise its best efforts to apply for and obtain any state required licensing, there can be no assurance that state regulators will grant Infinite all required authorizations.

WE HAVE LIMITED CAPITAL AND REQUIRE ADDITIONAL FINANCING.
Infinite anticipates that the net proceeds of this offering will satisfy its operating cash requirements for at least 12 months after this offering is consummated. However, no assurance can be given that Infinite will not require additional financing sooner than currently anticipated. In order to continue with its planned operations, Infinite Networks Corporation is dependent upon additional equity financing. There can be no assurance that additional equity financing can be obtained.

OUR SHARE PRICE WILL FLUCTUATE CONSIDERABLY.
The trading price of the securities could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements, and other events or factors. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations which have particularly affected the market price for many companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our securities.

OUR STOCK IS TRADED ON THE PINK SHEETS. WE MAY REGAIN OUR TRADING PRIVILEGES ON THE BULLETIN BOARD.
Infinite's common stock is now quoted on the pink sheets. It cannot again be quoted on the bulletin board unless it complies with new financial reporting requirements. There can be no assurance that the NASD will again decide to quote Infinite's securities. Until then, Infinite's stock will continue to be quoted on the pink sheets. As a result, an investor may find it more difficult to purchase, sell or obtain accurate price quotes of Infinite's securities.

OUR COMMON STOCK IS SUBJECT TO THE PENNY STOCK RULES.
Infinite's stock currently trades at less than $5 a share. The SEC has adopted a set of rules that regulate broker-dealer securities with a price of less than $5. The penny stock rules require a broker-dealer to deliver to the customer a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with other information. The penny stock rules require that prior to a transaction, in a penny stock, the broker-dealer must determine in writing that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may reduce the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If Infinite's common stock continues to trade less than $5.00 a share, investors may find it more difficult to sell their common stock.

MANAGEMENT HAS VERY BROAD DISCRETION IN USE OF THESE FUNDS.
The majority of the estimated net proceeds of the offering have been allocated to working capital and general corporate purposes. Accordingly, Infinite's management will have broad discretion to the use of these proceeds. A portion of the proceeds allocated to working capital may be used by Infinite to pay salaries, including salaries of its executive officers, and for acquisitions. Although Infinite currently has no agreement, arrangement or understanding with respect to any acquisition, if an acquisition opportunity is identified by Infinite, the Board of Directors may have the ability to approve the acquisition without seeking stockholder approval.

RELATED PARTY TRANSACTIONS HAVE BEEN COMPLETED WITH POSSIBLE CONFLICTS OF INTEREST.
Infinite has engaged in transactions with our officers, directors and principal shareholders, and is a party to consulting agreements with two of its principal shareholders which continue after the consummation of this offering. The terms of these transactions were determined without arms length negotiations and could create, or appear to create, potential conflicts of interest which may not necessarily be resolved in Infinite's favor. See "Item 19. Transactions with Related Parties."

WE ARE DEPENDENT ON A FEW KEY PERSONNEL.
The success of Infinite is largely dependent on the personal efforts of John W. Bush, Chief Executive Officer and Denton Guthrie, Chief Financial Officer. Infinite has entered into employment agreements with Messrs. Bush and Guthrie. The loss of the services of either Mr. Bush or Mr. Guthrie could have a material adverse effect on Infinite's business.

THIS OFFERING IS PRICED SUBSTANTIALLY HIGHER THAN THE CURRENT MARKET PRICE. The public offering price is substantially higher than the net tangible book value per share of the current outstanding common stock. Investors purchasing shares of common stock in the offering will experience immediate dilution in net tangible book value, assuming a $10.00 per share offering price. See "Dilution".

FORWARD-LOOKING STATEMENTS
This prospectus contains certain forward-looking statements based on current expectations that involve risks and uncertainties. Forward financial statements are typically phrased using words like "will", "may", "expect", "believe", "anticipated", "intend", "should", "continue", "estimated", and similar expressions or variations. Infinite's actual results could differ materially from those anticipated in these forward-looking statements as the result of many factors, including risk factors. Additional risks and uncertainties not presently known to Infinite or that Infinite currently deems immaterial may also impair our business financial condition or operating results. The trading price of Infinite's common stock could decline and shares held may lose part or all of the investment. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus.


<U>ITEM 4.</U>                        <U>USE OF PROCEEDS</U>

Proceeds to Infinite from the sale of the shares of common stock offered are estimated to be approximately $800,000 to $9,800,000, after deducting offering
expenses.   Infinite intends to use approximately $200,000 to $3,000,000 of these proceeds to expand sales and marketing activities aimed at both domestic and international customers and to market an integrated wireless solution to the medical industry. The remaining proceeds, of approximately $600,000 to $6,800,000, will be used for working capital and general corporate purposes which include acquisitions.

The use of the net proceeds of the offering above represents Infinite's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and Infinite's future revenues and expenditures.

Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

Infinite anticipates that the proceeds of this offering, with minimum shares sold will satisfy its anticipated cash requirements until the end of the year. This is based on currently proposed plans and assumptions relating to our operations, including the costs associated with our growth strategy; however, there can be no assurance that this will be the case. Infinite's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the general market acceptance of Infinite's new and existing products and services, the growth of Infinite's distribution channels, technological advances and activities of competitors.


<U>ITEM 5.</U>                <U>DETERMINATION OF OFFERING PRICE</U>

Infinite's Board of Directors arbitrarily decided upon the $10.00 price per share for the common stock being registered. Their decision bears no relationship to assets, book value, earnings or other criteria of value.


<U>ITEM 6.</U>                             <U>DILUTION</U>

As of December 31, 1999, Infinite's net tangible book value was ($643,757), or ($0.021) per share of common stock using the number of outstanding shares as of February 25, 2000, which totaled 30,919,868 shares. Net tangible book value is the aggregate amount of Infinite's tangible assets less its total liabilities. Net tangible book value per share represents Infinite's total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding just prior to this offering. After giving effect to the sale of the minimum amount of 100,000 shares at the offering price of $10.00 per share of common stock, application of the estimated net sale proceeds, after deducting offering expenses, Infinite's net tangible book value as of the closing of this offering would increase from ($0.021) to $0.005, if the minimum amount of shares were sold, and to $0.286, if the maximum 1,000,000 shares were sold in this offering. This represents an immediate increase in the net tangible book value of $.307 per share to current shareholders, and immediate dilution of ($9.714) per share to new investors or (97.14%), as illustrated in the following table:

Based on 30,919,868 shares and Assets to stockholders of ($643,757)
Public offering price per
share of common stock  $10.00                            Minimum<F1>      Maximum<F2>
Net tangible book value per share before offering.....   $      (0.021)   $       (0.021)
  Increase per share attributable to new investors....   $   <F3>0.026    $    <F4>0.307
  Net tangible book value per share after offering....   $       0.005    $        0.286
  Dilution per share to new investors.................   $      (9.995)   $       (9.714)
  Percentage dilution.................................   |     (99.95%)   |      (97.14%)

<F1> 31,019,868 shares if minimum offered is sold.
<F2> 31,919,868 shares if maximum amount offered is sold.
<F3> $800,000/30,969,868 shares
<F4> $9,800,000/31,919,868 shares

<U>ITEM 8.</U>                       <U>PLAN OF DISTRIBUTION</U>

The shares will be offered on a best effort basis. The offering of the shares will be for 120 days unless extended for no more than an additional sixty days at the discretion of Infinite. Infinite reserves the right to accept or reject any subscription in whole or in part, or to allot to any prospective investor less than the number of shares subscribed by investors.


<U>ITEM 9.</U>                        <U>LEGAL PROCEEDINGS</U>

On January 15, 1999, Atlantik International Holdings, Limited sued Infinite in the United States District Court for the District of Nevada, Case No. CV-8-99-00055-PMP, alleging that on or about December 16, 1998, 343,000 shares of Infinite's common stock were issued to Seven Oaks Holdings, Limited, who in turn transferred the shares to Atlantik, and that Infinite allegedly wrongfully placed a stop transfer order on the shares. Both parties agreed to settle; Atlantik paid Infinite $123,750 and Infinite lifted the stop transfer order. The case was effectively settled February 11, 1999, and both parties released each other from any and all liability.

<U>ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS</U>

The current executive officers, key employees and directors of Infinite are as follows:

  NAME                                                  AGE  BOARD POSITION  EXECUTIVE POSITION
  ----------------------------------------------------  ---  --------------  ------------------
  John W. Bush....................................<F1>  49   Director        CEO, Pres.
  Donald L. Miller................................<F2>  63   Chairman        ---
  Denton Guthrie..................................<F3>  52   Director/Sec.   CFO
  Rafael Rojas....................................<F4>  53   Vice Chairman   ---
  Kynaston Perreria...............................<F5>  50   ---             Executive VP
  John C. Alkire..................................<F6>  55   ---             VP
  Howard Frantom (resigned 2/18/00)...................  66   ---             Executive VP

	STATEMENT OF QUALIFICATIONS
<F1>
JOHN W. BUSH:  Mr. Bush is the President, CEO and Director of Infinite.  He has acted in that capacity since October
1998.  John W. Bush has more than 25 years of management experience, and has been part of the telecommunications industry since pre-deregulation.  He was co-founder of Schnieder Communications, Inc. where he was responsible for overall marketing and sales during the critical start-up years.  As a executive, he gained experience in company acquisitions, mergers and purchasing of communications equipment.  During the early years of deregulation, Mr. Bush was involved in lobbying the legislative body to ensure industry survivability.  Mr. Bush has served as a Director of Strategic Accounts for MCI and has held various executive positions with annual revenue responsibilities exceeding $400,000,000.  Mr. Bush served as Vice President of WinStar Communications during its start-up period in developing the 38 GHZ marketplace.  His varied experience in the development stage of communications companies and his senior management experience with companies such as MCI, qualifies him to lead Infinite through its critical growth years.  Mr. Bush holds a MS in Business Administration from Cardinal Stritch College and a BS in Business
Administration from the University of Wisconsin. Mr. Bush also served ten years in the United States Marine Corps and fourteen years in the United States Army Reserve, and is currently a retired Major.
<F2>
DONALD L. MILLER:  Mr. Miller is the Chairman of Infinite and has served in that capacity since October 1998.
During his 37 years in the international arena, Mr. Miller has developed relationships at the highest levels in many countries and corporations worldwide.  He has been asked by many nations and corporations to assist with economic development, coordination of technologies and other market opportunities through barter of services, raw goods and other natural commodities in the world market.  Mr. Miller has worked directly with the United Nations and in the past year has been offered ambassadorships from three nations.  Mr. Miller received the prestigious Yellow Scarf
Award from the Chinese Government in recognition of his accomplishments.  Mr. Miller is a graduate of George
Washington University with a BS in Science and Marketing.

<F3>
DENTON GUTHRIE:  Mr. Guthrie is the CFO of Infinite and has acted in that capacity since October 1998, and as a director and secretary since July 1999.  Mr. Guthrie has over 29 years of experience in business administration, accounting, investing, management advisory services and taxation, both domestically and internationally.  His experiences include positions as Co-Founder and CFO, President, Chairman of the Board, and Director of various corporations and joint ventures.  Mr. Guthrie served as Executive Vice President, CFO and Director of American
Ventures International, HGK Ltd.  He gained more than six years of experience in the Southeast Asia marketplace with special focus in Vietnam in medical and educational humanitarian projects.  He served as President of Spectrum Glass
& Ceramics, Inc. for more than 10 years.  Mr. Guthrie has operated as the owner of a CPA firm for more than 17 years.  Mr. Guthrie holds a BS degree from California State University at Los Angeles in Business Administration and
Accounting.  He is a CPA certified through the California State Board of Accountancy.
<F4>
RAFAEL ROJAS:  Mr. Rojas is the Vice Chairman of Infinite and has served in that capacity since February 1999.
Rafael Rojas is the founder of Venro Petroleum Corporation and Venro Energy Corporation, and has served as Chairman and CEO since its organization in January 1992.  Mr. Rojas has more than 30 years of experience in the international energy sector.  He has completed numerous energy and communications related transactions throughout the world, initially with Exxon, and subsequently as a marketer for the Venezuelan oil industry.
<F5>
KYNASTON G. PERREIRA, SR.:  Mr. Perreira is the Executive Vice President of International Affairs, and joined
Infinite in February 1999.  Mr. Perreira has over twenty years of international experience.  Mr. Perreira is the founder of Kynaston & Associates, Ltd., an international consulting firm specializing in equity funding, international finance, project management, financial analysis, feasibility studies, and products market coordination including clear identification of competitive suppliers.  Mr. Perreira has advised many international firms and governments.  Mr. Perreira serves as the Director of  Guyana Affairs for the International Immigrants Foundation,
International Cultures Mission, United Nations N.G.O. economic and social council and the Caribbean Panamanian
Americans for Social, economic and Cultural Development.  Mr. Perreira is endorsed by the Secretary of the State of
Puerto Rico to promote and participate in the 936 Fund program (CBI) and the Caribbean Development Program.  Mr.
Perreira majored in Business Administration at Queens College in New York.
<F6>
JOHN C. ALKIRE:  Mr. Alkire is the Vice President of Engineering, since January 1999.  John C. Alkire has an extensive background in the management of engineers and scientists as well as manufacturing and production facilities.  His background spans both the telecommunications and computer industries.  He served as Vice President of Caltronix Computer Systems, Vice President/General Manager of PBX Systems, Inc., Director of Engineering of Earth
Computer Technology, Vice President/General Manager of California Computer Systems, Inc., President of Nexus Inc.,
President of Megalithic, Inc., Manager of Engineering of Anaconda/Ericsson.  Mr. Alkire holds a Master of Science in
Electrical Engineering; thesis title:  Group Communications in Distributed Computing.

ITEM 11.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                             PRINCIPAL STOCKHOLDERS

The following table presents certain information regarding beneficial ownership of Infinite's common stock as of February 25, 2000, by each person known by Infinite to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director of Infinite, each named Executive Officer and all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares controlled.

                                       SHARES            PERCENT      PERCENT
                                       BENEFICIALLY      BEFORE       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER   OWNED<F1>         OFFERING     OFFERING
  ----------------------------------   ------------      ----------  ---------
  Donald Miller.....................   |   283,968       |   .92%    |   .89%
  235 Charity Court
  Naples, FL 34112-5012
  John W. Bush......................   |10,011,782       | 32.38%    | 31.37%
  401 Hariton Court,
  Norfolk, VA 23505
  Denton Guthrie....................   | 1,243,709       |  4.02%    |  3.90%
  2757 W. Whittier
  Montebello, CA 90640
  Howard Frantom <F2>...............   |   250,000       |   .81%    |   .78%
  P.O. Box 2273, 3112 Allview
  Running Spring, CA 92382
  William Windsor <F3>..............   | 7,157,536       | 23.15%    | 22.42%
  2650 Alice Blvd
  Kissimee, Fl 34746
  Rafael Rojas......................   |   333,968       |  1.08%    |  1.05%
  45 Rockefeller Plaza
  New York, NY 10111
  All executive officers and
  directors as a group (4 persons)..   |11,873,427       | 38.40%    | 37.21%
  Major shareholders not holding
  an office or board seat...........   | 7,157,536       | 23.15%    | 22.42%
                                 ------------------------

NOTES TO TABLE
<F1> A person is deemed to be the beneficial owner of voting securities that can be acquired within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus have been exercised. Unless otherwise noted, Infinite believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
<F2> Mr. Frantom resigned his position with Infinite, effective February 18, 2000.
<F3> Mr. Windsor resigned his position with Infinite, effective December 29, 1999.

<U>ITEM 12.</U>                <U>DESCRIPTION OF SECURITIES</U>

The authorized capital stock of Infinite consists of 500,000,000 shares of common stock, $.001 par value per share. Upon consummation of this offering, there will be 31,019,868 outstanding shares of common stock if the minimum amount is sold. At the conclusion of this offering, there will be 31,919,868 shares of common stock if the maximum amount is sold.

COMMON STOCK
Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.


Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock can elect all of Infinite's directors. The Board of Directors may fill any vacancies on the Board of Directors created by resignations, subject to quorum requirements.

Holders of common stock are entitled to receive dividends, as may be declared from time to time by the Board out of funds legally available, and will be entitled to receive, pro rata, all assets of Infinite available for distribution to common stock holders upon liquidation.

<U>ITEM 13.</U>           <U>INTEREST OF NAMED EXPERTS AND COUNSEL</U>

Up to 200,000 shares of common stock will be issued to Kenneth G. Eade, Infinite's security counsel, in payment for legal fees and expenses.

<U>ITEM 15.</U>           <U>ORGANIZATION WITHIN LAST FIVE YEARS</U>

Infinite was organized on March 27, 1996, as T2 Logic Corporation, a development stage corporation, which changed its name to Harrison Digicom, Inc. on March 26, 1998, and focused on providing communications services to third world countries such as Vietnam, through its former subsidiaries, Harrison Industries, Inc. and Air Tel. In February 2000, the company completed a name change to Infinite Networks Corporation.

On January 26, 1999, Infinite discontinued its former operations in Vietnam to reduce any potential liabilities or cost to Infinite and its shareholders. Saigon ETMC, a joint venture agreement in the Socialist Republic of Vietnam, was 70% owned by Harrison Industries, Inc., a wholly owned subsidiary of Infinite, decided to discontinue operation in Vietnam. On July 30, 1999, at the annual shareholders meeting, the shareholders agreed to transfer AirTel, a Wyoming Company, and Harrison Industries, Inc., a Wyoming Company, to one of the original shareholders of those companies in exchange for 1,400,000 post split shares received by that stockholder, all of which except 150,000 shares have been returned to Infinite. An administrative hold has been placed on the outstanding shares. This action was a final step to remove any potential risk to Infinite and its shareholders relating to the Vietnam operations.

On February 2, 1999, Infinite received a letter of intent to purchase the secure communications equipment from the Democratic Republic of the Congo. The Congo has agreed to purchase the equipment under a capital lease agreement for $20,025,000 with a 30% down payment and monthly payment of $445,650 per month for thirty-six months. Payment and delivery have not yet commenced, and there can be no assurances the Congo will perform. On February 18, 1999, Infinite entered into a BCA with Venro Petroleum Corporation. This allows both parties to assist in each other in finding business opportunities. Venro Petroleum Corporation is responsible for the purchase agreement of the telecommunications equipment with the Congo.

On February 26, 1999, Infinite signed a contract with Engineers Professional Systems Incorporated as a subcontractor to three United States Government contracts. These contracts authorize Infinite as an approved government subcontractor to bid on projects. These awarded contracts are valued in excess of two billion dollars. These contracts allow Infinite to sell products and services directly to government installations. There can be no assurance that Infinite will be successful in selling products and services under these contract.

On May 11, 1999, Infinite signed a contract to acquire RCCommunications, Inc., in a direct stock exchange of 2,000,000 of Infinite's 144 restricted shares for 100% of all outstanding shares of RCCommunications, Inc. No stock was transferred pursuant to the agreement. After due diligence, both parties signed a mutual release not to complete the transaction on October 15, 1999.

On July 27, 1999, Infinite signed an agreement with Olympic Capital, LLC, to develop a wireless environment for health professionals and practitioners. Under the terms of the agreement, Infinite will be paid 0.5% of the edited face value of the Medical Accounts Receivable purchased or financed. Infinite also signed an agreement with GCR/Highland, LLC, as the consultant to this agreement and would be paid 10% of the fee paid by Olympic paid to Infinite. Olympic has made a verbal offer to buy out Infinite's position in the contract, but no written offer has been received and the status of these contracts is uncertain at this time.

On July 30, 1999, Infinite, at the annual shareholders meeting, increased the authorized shares of common stock from 25,000,000 to 500,000,000 with a par value of $.001, increased the number of Directors from five to seven, selected Strabala and Ramirez as CPA audit firm, and authorized 4,500,000 shares of preferred stock with no voting rights until converted and a conversion ratio of 1:100 to common stock.


<U>ITEM 16.</U>                    <U>DESCRIPTION OF BUSINESS</U>

Infinite is a development stage company, organized under the laws of the state of Nevada, formerly known as Harrison Digicom, Inc. and originally known as T2 Logic, Inc. Infinite is engaged in the communications industry. Infinite's primary business focus is providing a variety of communications, wireless communications, and information management solutions for customers. We intend to accomplish this by providing our customers with the equipment, hardware and
software they need to improve their operations.   Infinite also plans to
develop an high capacity Internet communications network.

Infinite intends to market a full line of information services, tailored to specific customers. We will research specific markets and define new information services for potential customers, using the latest technology available. We have identified the medical and transportation industries as two of our first target markets.

Infinite has developed an integrated wireless solution for the medical industry called "HOME", the Hospital Operating Management E-Solution. This system supports the gathering of data and the management of accounts receivable, insurance pre approval and filing of insurance claims.

Infinite has identified the small fleet and owner-operator segment of the transportation market as a unique opportunity to provide complete mobile computing and wireless communications solutions.

We also have nine television films which have been converted to DVD digital format. We plan to increase our digital media and information content libraries, market the films we have in our library as full films and segments, and establish digital storage capabilities and products for the media on-demand market.

STRATEGY
Infinite's ultimate strategy is to provide its customers with fully integrated mobile communications solutions. As a integrated solutions provider, Infinite plans to coordinate total solutions on behalf of customers. Infinite will research targeted industries that have the potential to gain in operational efficiencies by the use of new technology. Once a basic solution is designed, Infinite will market the solution worldwide by industry.

Electronic solutions can typically be expanded into sub-markets for added enhanced value of the primary focus market. The medical industry includes the pharmaceutical and financial markets. Infinite plans to expand each product line into the secondary markets that it can identify from the primary market.

Infinite plans to use new technology in coordination with emerging communications systems to improve overall productivity. Infinite will target industries where the introduction of real time information at the point of use can make a competitive or operational difference. Infinite believes this will also make a competitive or material change in that industry.

Infinite plans to deploy a active sales force equipped to handle technology sales in delivering complete solutions to our customers and reselling related products and services.

Infinite plans to work with companies such as IBM, HP, Dell, MCI, AT&T, Symbol, 3Com, Oracle, Ameranth and others in the design and implementation of unique solutions for customers.

COMMUNICATIONS NETWORKS AND STRATEGIC ALLIANCES
Infinite's development of a communications networks will provide direct access to a broad range of products and services for customers. Infinite's long-term strategy is to lease high capacity communication networks for reselling purposes and to support internal requirements.

GOVERNMENT MARKETS
Infinite has received a letter of intent from the Congo to implement a secure government telephone system for $20,025,000. The Congo will finance the project directly, thus reducing any liability for Infinite. Infinite currently has this system in inventory and is waiting for funds to be released from the Congo.

Infinite is a subcontractor to Engineering and Professional Services Incorporated. Engineering and Professional Services has more than twenty years of experience working with the U.S. Government, and has been awarded contracts in the billions of dollars. Infinite has been named as a direct subcontractor to these contracts and has access to market services to U.S. Government agencies worldwide. Infinite intends to supply updated technology, related solutions and equipment to various government entities.

THE MARKET
Infinite's marketing concepts cross all traditional boundaries and global barriers. Infinite plans to use the Internet highways in conjunction with new technologies in the mobile marketplace to design products and services for our customers. The market has intense competition in the software, hardware and access segments. Infinite believes the opportunities should be focused on researching the best options available and designing a complete solution to a customer's needs.

The electronic commerce is moving fast into the information revolution as the use of new super highways, like the Internet, are being implemented worldwide. These changes have and will continue to affect every segment of business and everyday life. The net effect is the traditional market infrastructures will be reshaped to meet these changes as new customers needs are developed.

Infinite's marketing model is based upon the understanding of the evolving global market as a result of information and communication advances. The approach to business has changed from providing historical information to real time delivery of information at the point of sale or contact. Infinite will sell this new approach to customers directly and through its subsidiaries and affiliates.

Infinite will focus on providing a complete electronic solution, E-Solution, for its customers. Infinite has reviewed the medical and transportation industries. Both of these markets have huge opportunities for this type of technology.

In the medical industry, Infinite has worked on the design of an integrated wireless solution, Hospital Operating Management E-Solution, "HOME system", to

support the gathering of data and management of accounts receivable. The HOME system is the coordination of the best in software, hardware to specific address the medical facilities requirements in delivering and tracking the complete life cycle of their patients at point of contact. The net result will deliver an electronic profile of each patient and their medical records. The efficiencies of the system will increase cash flow, patient quality of care and decrease operating expenses. The system will give the various healthcare professionals who must perform the various treatment elements for the care of the patient vital information, such as insurance coverage and preapproval requirements based on the physician's treatment plan. The system will also assist in the creating and filing of insurance claims and follow up on treatment providers to insure that their services are preauthorized, tracked and paid.

In the transportation industry, Infinite has worked on designing a wireless communication and data system which provides a transportation company with accurate real time data, which allows it to make more accurate dispatching decisions, reduces driver waiting time, enhances routing decisions, reduces clerical work for dispatchers, and provides for accurate time keeping and silent alarm" on stolen vehicle recovery.

"The Internet and demand for data transmission are transforming the telecommunications industry, and providing tremendous benefits to citizens around the world. I believe that all countries can benefit from the growth of the Internet, and that greater participation in the information society." An Address by William E. Kennard Chairman U. S. Federal Communications Commission to the Conference on "Internet & Telecommunications: The Stakes" Paris, France January 28, 2000.

He further quotes, "It has been our experience in the United States that the fastest way to expand access to the Internet is to create the conditions for a robust, competitive telecommunications market. We all agree that competition is the best way to do this. Competition brings consumers the benefits of choice and innovation at more affordable prices, and is the best way to ensure rapid deployment of the telecommunications infrastructure... Recognizing... the globalization of the Internet and e-commerce, I believe it is essential that we work together to find the best way to advance our goals...

There is a fever in the air, a speculation about possibilities, even an expectation as almost every arena of human thinking and ingenuity joins the Internet. We file our taxes over the Internet. We apply for jobs over the Internet. We check the cinema times, and reserve seats on airplanes over the Internet. We even fall in love over the Internet, although we do not yet know whether the Internet divorce rate will be higher or lower than is normal. There are 43 million web sites on the Internet, and few major retail businesses in America today operate without a web site. Those businesses work directly with their customers, eliminating costly layers of brokers, wholesalers and other middlemen...

Since 1994, subscribership for wireless phones has more than tripled in the U.S. Real prices have dropped by 40 percent, and most of our major cities have at least five mobile phone providers, with some having as many as seven. Long gone are the days when a mobile phone was viewed as a status symbol or something only available to the wealthy...

With Third Generation technology on the horizon, wireless is poised to capture a larger segment of the telecom market." An Address by William E. Kennard Chairman U. S. Federal Communications Commission to the Conference on "Internet & Telecommunications: The Stakes" Paris, France January 28, 2000.

TARGET MARKET SEGMENTS
Infinite has identified the following target market segments for its mobile computing and communications products and services:

MEDICAL INDUSTRY
Infinite has identified that the medical receivable market now exceeds 1.7 trillion dollars annually. Infinite plans to target this fragmented industry by bringing a complete electronic solution to market. The medical industry is competitive in software, hardware, specialized accounting packages to handle the complex billing issues. The accounting and billing system are competing directly with the purchase of equipment and technology for patient care. This places the administration in a position to choose between patient care or accounting systems. Infinite's market solution removes these choices and delivers new systems with no up front cost.

U.S. CORPORATE MARKET/ GOVERNMENT
Infinite has identified U.S. businesses with annual sales in excess of $100 million as its primary target market segment for mobile computing and communications solutions. These companies generally utilize diverse technologies and systems that require sophisticated integration solutions. These companies also generally have the resources and budgets necessary to afford sophisticated solutions. Infinite plans to focus on Government sales by utilizing the EPS contract.

PROFESSIONAL TRUCK FLEETS
Infinite has identified the small fleet and owner-operator segment of the transportation market as a unique opportunity to deliver mobile computing and communications solutions. The mobile services, pick-up, delivery, less than truckload (LTL) and long haul segments represent approximately 42% of fleet vehicles in operation and account for approximately 8 million vehicles. Currently this market segment is not widely served with wireless data information systems. However, market consolidations, growth and the benefits of wireless data communications are likely to result in the growth of new users. Improved operating efficiencies in this heavily regulated industry often result in dramatic bottom line results. A mobile computing and communications solution that makes a 10% - 20% increase in efficiency can make a functionally bankrupt fleet operator profitable or can make a profitable operation more competitive.

MARKETING
Infinite plans to develop a commission compensated sales force comprised of direct and independent contractor salesmen with support from Infinite Networks Corporation's management. Infinite may market its solutions in industry trade shows, direct mail and telemarketing, and an aggressive online marketing campaign.

ONLINE MARKETING CAMPAIGN
To help achieve its sales goals, Infinite plans to implement an aggressive online marketing campaign combined with continual back-end monitoring and optimization. The objective will be to build brand awareness for Infinite in the online community and to continually acquire new customers. One of the best ways to attract this target audience is to achieve high visibility in the places where prospective customers are likely to be browsing. Infinite's online campaign will target sites that generate high traffic from Internet users who fit Infinite's customer profile. In order to create this market presence and increase customer awareness, Infinite intends to promote its Web site on the most effective search engines, directories and promotional sites the Internet offers.

COMPETITION
"Hot Links To An Open Society" An Address by Chairman William E. Kennard Federal Communications Commission to the National Press Club Washington, D.C. February 8, 2000, As Prepared for Delivery, "Four years ago today, President Clinton stood in the Library of Congress, and with the stroke of a digital pen

signed into law the Telecommunications Act of 1996. On that day, he said that the new law would "enable the age of possibility in America to expand to include more Americans." He called the new law "revolutionary" and said that it would "bring the future to our doorstep."

Today, on the fourth anniversary of the Telecommunications Act, I am pleased to report that the Act is working. The American telecommunications consumer today has more choices of providers and services, at faster speeds and at lower prices, than ever before. This is truly the beginning of a new era in which high-speed, broadband access will be as ubiquitous as the dial tone is today. And the 1996 Act has had a direct hand in bringing about this new age. Because of the Act, Americans are using telecommunications services in their daily lives now more than ever. And most important, the Act is helping to transport our economy into the digital Information Age.

Today I want to review our progress. I want to outline how the Act is working, and how it will bring even more exciting benefits to the American public in the future.

I also want to talk about some of the benefits of the Act that you do not hear enough about: how the Act is working to bring technology to our schools and libraries; how it is ensuring that people with disabilities are full participants in the digital economy; and how it is working to connect the poorest, most remote regions of our country.

Last week I was in Europe for a round of meetings with my counterparts in government. Meeting with my foreign colleagues is always an interesting experience for me. There is often an interpreter at these meetings, and at the start of the meeting the interpreter will say, "His excellency, the minister, is pleased to meet you. He is honored that the esteemed Chairman of the Federal Communications Commission has sent his youngest son to meet us." They think I'm a kid. But seriously, what I find most interesting about these meetings is how my perspective changes when I see America through the eyes of others. A year ago, when I visited Europe, I set out to explain how the Telecommunications Act of 1996 was creating the conditions for competition in our telecommunications sector. Last year, they listened politely. This year, they took notes. The difference is that this year countries around the world have awakened to the miracle of the American model for unleashing competition in telecommunications. The networks we have created in this country are the envy of the world. And the whole world is watching. In fact, in one meeting, one of the French ministers preempted me. Even before I could outline the core of my agenda for 2000 - - what I call the ABCs: Access, Broadband and Competition - - - he leaned toward me, as if we were about to share a state secret, and said: "I would like to hear more about your A-B-C's." I thought he was reading my mind. It turned out he was just reading my speeches . . . on the Internet. That experience told me that all of us are truly living in a global chat room.

And the fundamentals of creating consumer benefits through competition, embodied in the 1996 Act, are being replicated around the world. Why? Because competition in the United States is delivering more telecommunications services at lower prices and creating unprecedented investment and job growth in every sector of the communications industry: in wireless, wireline, local and long distance, video and, of course, the Internet."

IMPLEMENTATION
These results are due to the wisdom of the Act, as passed, and also due to the implementation of the Act by the FCC. The core features of the Act are that it ended the monopoly franchise of the traditional local telephone companies, and it gave the FCC the power to break open these local markets to competition.
The Commission has gone to great efforts to implement the Act in a manner that is balanced and fair, while it is also aggressively pro-competitive. The local telephone monopoly is 100 years old in this country, and it is a $100 billion market today. It takes enormous effort to inject competition into it.
Moreover, it takes a strong, independent agency that is technology neutral and

that can stay focused while a constant hurricane of special interests swirls around it. Senator Hollings likened our effort to trying to take a drink out of a fire hose. Over the last four years, the Commission has been prudent in its restraint as well as in its actions. The Commission wisely withheld regulation of most advanced services, while making sure that certain features, such as the ability of one company to deliver broadband to the home over the same line that another company is using to provide basic telephone service, are available to all competitors and incumbents alike. Similarly, we refused to apply legacy-style regulations to the new service of cable access to the Internet, relying instead on market incentives to keep multiple paths open to the Internet. At the same time, we have employed the Act to aggressively open up the local telephone service market to competition. And the results are impressive. I am releasing a report today, entitled "Telecommunications @ the
Millennium: The Telecom Act Turns Four," that summarizes this phenomenon. Here are the results.

WIRELESS COMPETITION
Wireless competition has exploded across the country. Wireless technology will carry more than ten percent of all U.S. voice traffic this year, as cell phones migrate from the executive suite to the home and the shopping mall and the teenager's pocket.In 1993, there were 15 million wireless phones in America. Today, there are 80 million. Since 1994, the average wireless bill has dropped 40 percent, and subscribership has increased four-fold. Seventy-five percent of Americans have a choice of five or more wireless carriers. What does this mean? It means that millions of Americans are safer on our highways. It means that millions of American parents sleep easier because their kids can call them from anywhere, at anytime.

LONG DISTANCE COMPETITION
In the long distance market, competition has been growing steadily since divestiture of AT&T in 1984. Domestic long-distance rates dropped nearly 56 percent in real terms since 1984, saving consumers about $200 billion. Some companies are offering services for as low as five-cents-a-minute. What does this mean for consumers? It means that long distance service is no longer a high-priced, carefully rationed service in most American households. Like it was when I was a kid and we were only able to call my grandmother long distance once a week on Sunday for 15 minutes. It means that today in America, parents can afford to give their kids in college personal 800 numbers. It means that millions of American businesses pay less for long distance than ever before. And FCC policies have driven down the cost of international calling rates as well, by 27% from 1996 to 1999. In 1997, an AT&T call to Japan cost 47-cents-a-minute. Today it costs 16 cents. This means that millions of Americans who call friends and relatives abroad can stay in touch at a fraction of the cost.

LOCAL TELEPHONE COMPETITION
Competition in the local phone market is growing. Our biggest challenge in the coming months is to accelerate competition in this sector. Too many Americans still have only one choice in local residential phone service. But the data show encouraging trends. Already about 130,000 cable customers get telephone service from their cable company. Some predict that by 2005, nearly 50 percent of all American households will have this option, a direct benefit of the 1996 Act. The Telecom Act has created a whole new industry - companies created to compete against your traditional local phone company. It is an alphabet soup of new carriers, called CAPs and CLECs and DLECs. In the past year, the number of new competitive local phone companies operating their own networks doubled from about 150 to over 300. These companies are adding about a million lines a quarter. Local competition is where long distance competition was 20 years ago, but the local market will reach the same competitive level as today's long distance market much more quickly.

VIDEO COMPETITION
In video competition, cable rates are still too high, and we need more competition, but there are encouraging signs. Late last year Congress passed an important law to allow satellite carriers to carry local programming, making

satellite delivery more competitive with cable. Here again, the trend is encouraging. Our report documents that two out of every three new video subscribers now get their video from non-cable sources, such as satellite.

THE INTERNET
By creating the conditions for new investment in our networks, the 1996 Act accelerated the growth of the Internet. In 1992, there were fewer than five million on-line users in the United States. In 1996 there were 27 million. Today, there are 80 million. No communications technology has grown faster in the history of the world. That growth would not have been possible without the pro-competitive environment created by the 1996 Act. Internet traffic is doubling every 100 days. Over 40 percent of American households have Internet access. In 1998, the U.S. Internet economy was a $633 billion market, accounting for nearly 8% of the nation's economy and 4.8 million jobs. And electronic commerce, which will be 90 percent business-to-business, is projected to be a trillion-dollar activity in the next three to five years. Already, directly or indirectly, through our information and telecommunications sectors, the Internet is linked to one-third of our nation's economic growth, decreasing costs, and contributing to the lowest level of inflation in many years. But these figures do not, of course, adequately express what it is like to live in America at the dawn of the Internet. We file our taxes over the Internet. We apply for jobs over the Internet. We check the movie times and reserve seats of airplanes over the Internet. We even fall in love and get married over the Internet. (Although no one has determined what the divorce rate is.) And the Internet as we know it is only about six years old. The 1996 Act helped to make the Internet as we know it possible, and the Internet is all about new possibilities. As we build on the success of the 1996 Act, I want to talk about some of the possibilities.

THE BROADBAND INTERNET AGE
Our challenge now is to build on the success of the 1996 Act in a way that keeps the engine of competition and innovation humming, and that allows markets to transition to the next stage. That next stage is about investment in the infrastructure that will make the Internet go faster, and that will usher in the Broadband Internet Age. Americans are excited about the Internet, but they are ready for it to speed up. The average Internet user spends 25 hours a year waiting for websites to download. Most Americans access the Internet through one device: the desktop PC. That will change with the Broadband Internet Age. The Internet will migrate out of the PC, and be integrated into many more aspects of our daily lives: into handheld devices like Palm Pilots, into our cars, and even into our appliances.One big challenge for the FCC is to make the airwaves available for this transition to take place. And that is why theCommission is pumping more spectrum into the market to make possible more wireless devices to access the Internet: wireless laptop computers; wireless Palm Pilots; and more wireless phones. An upcoming Commission auction this spring will make spectrum available for new wireless services by transitioninganalog broadcasting spectrum to digital technology. I envision a network of networks, with multiple broadband platforms, giving American homes the option of many digital services, including cable, DSL, wireless, satellite, and broadcast. Already broadband technology is spreading. Today 1.7 million customers connect to the Internet at speeds at least 25 times faster than the standard modem. But this is just the beginning.

IPTV
The Broadband Internet is changing our favorite mass medium - television. No longer will television be a passive, one-way medium, although there will still be times when we want to sit and be entertained. Rather, today's analog television is evolving into an interactive medium that has the digital agility of a computer, but the display quality of a movie theater. And, it will be able to be summoned on demand. This combination television and computer will be a multimedia source of news, information and entertainment, and will offer viewers program choices and control that would have been unthinkable only a few years ago. The power of this new technology is that it creates your own personal television. I call it IPTV, for "Interactive Personal TV." It is

going to change the economic models for the broadcasting and cable television industries. They are becoming Internet companies, as well as digital video providers. But right now you cannot buy an IPTV at Circuit City that will work with your cable TV system. The equipment manufacturers and the cable industry are at a standards impasse. If they do not resolve their differences on their own, the Commission will. Consumers cannot wait much longer.


THE UNAPPRECIATED STORY
You know, it is a very exciting time for consumers today. Everyday, the newspapers report about how technology is changing our economy and our lives. The headlines are filled with news about IPOs and Dot.Com companies and instant fortunes being made in the new digital economy. This whole new economy, in fact, is being defined principally by its power to unlock the potential of markets, to transform retailing, to make businesses more profitable and to create unimaginable wealth for a privileged few in our society. But I believe that this new economy means much, much more. This new economy should be defined, first and foremost, by its power to unlock the potential of all of our people -- by its power to educate our poorest children, to empower people with disabilities, to uplift rural and inner city communities and to repair and revitalize the fabric of our communities. Only then will America realize the true power of this new economy.

As the numbers in our report demonstrate, the Telecommunications Act has turned in a truly amazing economic performance. But the significance of the 1996 Act is much more profound than facts and figures. It is a family, held together because both parents have productive jobs in the new information economy. It is a child at a terminal at an Indian reservation school, a hundred miles from anywhere, getting that first glimpse of a world at her fingertips. Because of the vision of Vice President Al Gore, and the persistence of lawmakers like Senators Jay Rockefeller and Olympia Snowe and Bob Kerrey, and Congressman Ed Markey, we have the e-rate program, which has connected almost one million public school classrooms to the Internet and seventy percent of the schools under the Bureau of Indian Affairs. The 1996 Act also is keeping communities intact because it allows small, store-front businesses to access global markets. By the power of telecommunications, these businesses can now reach out across continents and oceans and capture customers a dozen time zones away.
The Act also is the deaf person who is able to enjoy television because of closed captioning. The 1996 Act requires that, over the next decade, TV stations make their programs accessible through captioning. Before I close, I would like to introduce two individuals who are examples of the success of the 1996 Act. Pat Wallace is with the State of Maryland's Sailor Project, a program to bring the Internet to the state's libraries. She has been so successful in using E-rate funding to expand the libraries' bandwidth links to the Internet that use of the library web sites will double this year. I also would like to introduce Teresa Hopkins, a Navajo tribe member who has worked extremely hard to increase telecommunications services to the Navajo reservations. The 1996 Act is about opening up, not just markets for consumers, but also opportunities for health, education and making a living for all Americans. Pat and Teresa are the real foot soldiers who are making the new digital economy work for all Americans.

CLOSING
What will communications leaders say from this podium a hundred years from now? They will say that at the end of the twentieth century, a corner had been turned. ...that the dream of a network of competing networks became a reality.
 ...that high-speed connections to every American home were on the advance. ...and that the web of networks became a support system that lifted the
American people to new levels of opportunity and openness. They also will say that late in the 20th century a sleepy, backwater agency called the Federal Communications Commission, described by some as a New Deal dinosaur from the 1930's, came to life, reinvented itself, engaged the future and helped to launch our nation into the "Broadband Internet Age".

REGULATION
The overall direction of since 1960's, is unregulated. "For many decades in the United States, the monopoly telephone network retained exclusive rights to provide services and equipment. Beginning in the late 1960's, however, our courts and our Commission determined that, as long as equipment connected to the public telephone network did not harm the network, it ought to be unregulated. This decision affected all kinds of equipment, such as telephones and answering machines, and eventually computers and even fire alarms. As a result, the market for terminal equipment flourished. As an unintended by-product, the decision placed into the hands of Americans flexible, inexpensive equipment, such as modems, that they eventually would use to reach the Internet. Even today, the entry price for connecting to the Internet may be dropping from a thousand-dollar computer to a hundred-dollar palm pilot. Also in the 1970's, as computers and communications were coalescing, the Commission made an effort to distinguish between the data processing of basic telephone service and the data processing of other, or enhanced, information services provided by commercial computers. Basic telephone service remained uncompetitive, so the Commission continued to regulate it, but the Commission decided that enhanced services were highly competitive, and should be left unregulated. This decision, of course, contributed to the explosion of computer services in the 1980's, and, ultimately, to the Internet. In the 1980's, our courts decreed that long distance service (essentially the services that crosses state borders) be made competitive, in place of the AT&T monopoly that had provided the service up until that time. As a result, today we have 600 long-distance companies, and rates have dropped 56 percent in real terms since 1984. But the unintended consequence for the Internet was that these competitive carriers laid the solid, backbone fiber-optic infrastructure upon which our Internet rests today. Two acts of Congress, a 1993 act giving the FCC authority to auction spectrum, and an extensive 1996 act to break down barriers to competition, made competition the cornerstone of our telecommunications policy.

The 1993 Act gave the Commission the authority to auction spectrum for the provision of telecom services. The Commission used this authority in 1994 to introduce additional wireless competitors to the cellular duopoly. Before auctions, the Commission used comparative hearings and lotteries to award spectrum licenses. Comparative hearings took too long, delaying service to the public. Lotteries often resulted in spectrum being assigned to people who were merely speculators, and who had no intention of developing the full use of the licenses. Auctions decreased by four times the amount of time it took to assign licenses, and ensured that the spectrum went to those who were most eager to use it to serve the public. Beginning in 1995, we used spectrum auctions to introduce competition to the cellular incumbents. The result has been lower prices and more choice for U.S. consumers. The Telecommunications Act of 1996 introduced local competition by giving the FCC the tools to break open the incumbent's control over the local loop. The Act did this by requiring the unbundling of the incumbent's network elements, cost-based interconnection; and co-location. Implementing these requirements has not been easy. Thankfully, however, I have been given the tools to do the job. Regulators like me need decision-making authority. We also need enforcement authority. In the past, we have not always been as aggressive in enforcement. However, we have learned that all the rules on the books will not bring competition if the rules are not honored. It is critical for the regulator to have enforcement authority to step in, if necessary, to stop the inevitable attempts by the incumbent to slow down the pace of competition. The local exchanges in the U.S. have been monopolies for 100 years, but now, because of unbundling, co-location, and cost-based interconnection, new competitors are beginning to offer local services. As they do, we are unleashing the incumbent providers to compete freely with the new providers, and the telecommunications network is flourishing. The same dynamic can occur here in France as you introduce competition. I do not want to mislead you into believing that we at the FCC have never made any mistakes. To the contrary, we have made many mistakes. If I had to sum it up, I would say that the vast majority of the mistakes occurred because we allowed incumbents to convince us to not open markets, or to slow down the introduction of

competition from new entrants. Along the way, for example, we made a mistake in the wireless market when we decided to only allow two licensees to provide cellular services in each market. This was a huge mistake since it created a legally sanctioned duopoly. As a result, consumers paid too much for cellular calls, and the licensees had no incentive to innovate their services. Luckily, in the 1990's, with our PCS auctions, we changed this policy and allowed many new entrants into the cellular market. As a result, in the last five years, real wireless prices have plummeted 40 percent, and competition has thrived. In many markets, we have five competitors, and in the larger markets we have up to seven cellular providers."

An Address by William E. Kennard Chairman U. S. Federal Communications Commission to the Conference on "Internet & Telecommunications: The Stakes" Paris, France January 28, 2000.

EMPLOYEES
As of February 25, 2000, Infinite had six full time employees. Except for the one full time secretarial employee, all of the other employees are management and have written employment contracts. None of Infinite's employees are covered by a collective bargaining agreement. Infinite has never experienced an employment related work stoppage and considers its employee relations to be satisfactory.


<U>ITEM 17.</U>            <U>MANAGEMENT'S DISCUSSION AND ANALYSIS</U>

OVERVIEW
Infinite Networks Corporation, formerly known as Harrison Digicom, Inc. and originally known as T2 Logic, Inc., was organized under the laws of the State of Nevada.

Infinite will utilize the emerging opportunities provided by the Internet industry and emerging new technologies. Infinite's primary business focus is providing to customers with the tools to improve their operations. We intend to accomplish this by showing them how to use the emerging technologies by providing solution design and implementation.

Infinite had minimum activity since the inception of the Company in March 1996, except for a reorganization plan of March 1998. We started actively trading on May 21, 1998, listing with the bulletin board. Infinite originally invested in Vietnam with the intent of building and operating a computer manufacturing plant and obtaining a cellular marketing license.

In October 1998, Infinite decided to acquire new assets and reorganize the company by bringing in new management to assist in raising funds. New management reviewed the business plans and decided to discontinue operations Vietnam in early 1999. Since that time, management has continued to seek additional funding and to develop a new business plan to focus in the new emerging Internet marketplace.

In 1998 Infinite stock traded on the bulletin board with 1,120,200 shares traded with a annualized average price of $1.82 per share. In 1999 volume rose by 710% to 7,960,500 shares trading and a decrease in average share price of 76% or $0.44 per share. In 1999 nineteen market makers took a position in the stock, as compared to six in 1998.

During the last year, Infinite has researched market opportunities in Cambodia, Estonia, Honduras, Liberia, Democratic Republic of The Congo and several countries in South America. Infinite has also focused on the new emerging wireless market known as "pervasive computing".

After the last 18 months of reorganizing the company, completing four years of financial audits and developing a new plan of operations, Infinite is ready to move forward.

Infinite executive offices are located at 401 Hariton Court, Norfolk, 23505 and its telephone number is (757)440-0511 Facsimile (757)-440-0566 Web Site: infinitenetworksinc.com. Our trading symbol is INCZ.

                                PLAN OF OPERATION

FORWARD LOOKING STATEMENTS
The following is a summary of the plan of operation for the next twelve months. To the extent that such plans contain statements which are not historical in nature, such statements are forward-looking statements which involve risks and uncertainties. Forward-looking statements typically phrased using words such as "will," "may," "expect," " believe," "anticipated," "intend," "could," "continue," and "estimated", and similar expressions or variations. Certain important factors may affect our actual plan and could cause those plans to differ from any forward looking statement contained in this prospectus, or that are otherwise made on our behalf.

These factors include, but not limited to: our ability to raise additional capital to support the company's business plan; and, our ability to establish and sustain long term relationships to support the plan of operations in the delivery of products and services; and, our ability to raise additional capital for plan acquisitions to support the plan of operations; and, our dependence upon a small number of key executive officers with the experience and vision to support our long term goals (Loss of these services could have a material adverse effect on Infinite and the business).

Infinite's ability to develop depends on its ability to attract and retain highly qualified technical personnel. Competition for personnel in the new emerging market is intense. If Infinite is unable to attract and retain qualified personnel, it could have a material adverse effect on Infinite's ability to properly execute the plan of operations and sustain the business long term.

MISSION STATEMENT
Infinite plans to be a global full service Internet systems integrator providing electronic solutions to its customers to improve their operations and develop a direct customer service and sales force to deliver products and services worldwide.

RESEARCH & DEVELOPMENT
During the fiscal years ended December 31, 1998 and 1999, Infinite has been actively seeking new opportunities in the technology industry. Infinite has had no revenues in 1998 and sustained an operating loss of $898,491. In 1999 management decided to discontinue the original investments in Vietnam and took a loss from discontinued operations of $3,198,569 for a total loss of $4,775,363 from operations.

During the last year, Infinite has researched market opportunities in Cambodia, Estonia, Honduras, Liberia, Democratic Republic of The Congo and South America. Infinite has also focused on the new emerging wireless market known as "pervasive computing" with a specific focus on the medical and transportation industry.

Since October 1998 the new management has attempted to move Infinite into a full reporting status. Infinite has recently completed an financial audit from inception as of March 1996 through December 31, 1999. A new business plan for Infinite is being developed to capture these new opportunities emerging in the Internet and technology marketplace. Infinite has signed key strategic agreements that will allow new business to be generated once properly funded.

PLANNED PURCHASE AND SALE OF SIGNIFICANT EQUIPMENT
In October 1998, Infinite acquired 251 crates of communications equipment that was previously built for the United States Government to be deployed in Saudi

Arabia during the gulf war. Infinite has received a letter of intent from the Congo to purchase this equipment for $20,025,000. Management believes this transaction is questionable since no funds have been received and has taken final actions to resolve this transaction.

Infinite has also acquired nine television films and during the last year and converted them into digital format to complete a pending transaction with a major television production company. Management will continue to develop other distribution channels and seek additional information content as long term assets.

Infinite signed an agreement with a medical receivable company in 1999 and worked on developing the HOME system, "Hospital Operating Management E-solution". The HOME system is designed to be an integrated wireless solution to support the gathering of data and management of accounts receivable.

ANTICIPATED CHANGES EMPLOYEES AND SUBCONTRACTORS
Infinite plans to hire a senior staff soon as possible and further develop the organization to support the new business plan. Infinite will hire Vice Presidents in sales, marketing, information management, accounting and investment relations during the second and third quarter of 2000 as funds become available. Infinite will also use subcontractors to handle specific short term tasks.

Infinite signed a subcontractor agreement with EPS during 1999 that allows Infinite to be part of three United States Government contracts with a total allocation of more than two billion dollars.

Infinite signed an affiliation agreement with Northstar Enterprises, Ltd to work jointly in development of acquiring, management, distribution, production and development of video libraries in digital format for further sale through broadcast, cable, satellite, home video, institutional video, DVD, CDROM and Internet worldwide.

Infinite through its wholly owned subsidiary, International Television Film Productions, Inc. has contracts with UFO Central and VisionQuest for distribution of its nine films.

Management believes with proper funding, it can execute contracts during the next twelve months to generate a revenue stream from products and services.

INVESTIGATED MERGERS AND ACQUISITIONS
Infinite anticipates the acquisition of technology companies that have a long term fit in the operational plan. Infinite also plans to seek non technology companies that may fit as a potential long term products or services provider to customers.


<U>ITEM 17.</U>                  <U>ANALYSIS OF FINANCIAL CONDITION</U>

FISCAL YEAR ENDING DECEMBER 31, 1998
We suffered significant losses on inherited investments for operations in Vietnam, which have since been discontinued. A total of $3,198,569 in losses incurred in 1998 were carried into fiscal year 1999 as discontinued operations. Infinite had 31,072,300 shares outstanding at the end of 1998. If these losses were booked in the year the losses were incurred, the net tangible book value would be estimated at($0.73)per weighted number of common outstanding shares as compared to($0.16)shown in the audited financial statements.

The stock prices ranged from a high closing bid of $4.19 in on May 21, 1998 to a low of $0.53 on December 24, 1998 a 790% decrease in price per share. The stock had very low average volumes of 9,730 per day and was and is currently subject to any price fluctuation in the market.

Infinite had no revenues in 1998 with total expenses of $901,990. If this expense is added to the loss from discontinued operations incurred in 1998 the expense would total $4,097,060 or the ($0.73) per weighted share outstanding.

FISCAL YEAR ENDING DECEMBER 31, 1999
The new management of Infinite attempted to reduce any additional losses early in 1999 by discontinuing the operations in Vietnam. This accomplished three significant items for Infinite: the reduction in monthly recurring cost and future liabilities; the ability to write down these cost as discontinued operations; and the refocusing of limited resources towards finding new more stable opportunities. Management continued to take actions to reduce any additional liabilities from these operations by returning two subsidiaries, Harrison Industries and AirTel, to the original shareholder in exchange for stock.

Management reviewed a series of new opportunities during 1999 and decided to focus on the fastest growing market in history, the Internet. Infinite completed a 504 exempt offering during 1999 and raised close to $1,000,000 of operating capital. Total expenses in 1999 exceeded funds available and left Infinite with outstanding liabilities of ($643,657). Most of these expenses were accrued salaries of officers of Infinite during 1999.

Infinite completed the purchase of two assets during 1999. The communications equipment was acquired at the cost of 13,820,985 shares of restricted stock and the film library in exchange for 1,231,250 shares of restricted stock. These assets are currently booked at basis cost to Infinite or .001 per share. This only accounts for $78,106 in assets on the balance sheet. Management believes that both of these assets are grossly under stated as to the long term value expected from these assets.

Management also spent time and financial resources in late 1998 and 1999 to educate the financial community and gain market support. In October 1998 Infinite had six market makers and by the end of 1999 nineteen were listed. This increased our volume from the daily average of 9,730 shares to 38,205 shares, a 390% increase.

In June 1999 Infinite completed a 1:4 reverse stock split. This moved the stock from $0.28 per share on June 16, 1999 to $1.25 on June 17, 1999 after the split. This action reduced the outstanding shares down to under 1,000,000 of free trading stock.

With the loss removed from discontinued operations booked in 1999 the net loss per weighted shares is ($0.10)as compared to ($0.73) adjusted net loss in 1998, a decrease of 86% in net loss per share.

These actions allowed Infinite to complete the audit and be ready to raise additional capital to support the new business plan.

TRENDS AND EVENTS IN THE MARKET
Infinite perceives a huge market opportunity in the emerging Internet marketplace. This market is noted as the fastest growing market in history. During the last few years, the industry has grown by nearly 200 percent. Just as voice and data has merged during the last ten years, the wire and wireless industry will soon be seamless to the everyday user.

The Internet traffic doubles every 100 days, 40% of America now have access to the Internet, the Internet economy is expect to be at a trillion dollars in three to five years and the Internet currently has over 80 million users as compare to only 5 million in 1992. These are a few of the reasons why it is considered the fastest growing industry in history. Wireless has grown from 15 million users in 1993 and 80 million today. Long distance rates dropped 56% since 1984. Over 130,000 customers now get their telephone services from the cable company. This clearly displays the technology trends in the United States.

In 1998, the U.S. Internet economy generated an estimated $300 billion in revenues, and accounted for 1.2 million jobs. Electronic commerce (commonly coined as e-commerce), which is projected to be 90 percent business-to-business transactions, is projected to be a trillion-dollar activity in the next three to five years. The Internet is already linked to one-third of our nation's real economic growth, whether directly or indirectly. Costs are decreasing in our information and telecommunications sectors and the Internet is believed to have helped reduce the rate of inflation by one-third. The communications and information sectors, coupled with the Internet, now account for about 15 percent of our nation's gross domestic product. These numbers do not adequately express what it is like to be alive in America in the age of the Internet.

Infinite believes this information revolution will continue to change traditional ways of operating businesses worldwide. Infinite will position itself as a customer advocate, assisting them in researching opportunities in their specific marketplace. Infinite has the experience and the vision to assist customers in leveraging new emerging technologies that could make the difference in their survival in the new world marketplace.

SIGNIFICANT ELEMENTS OF INCOME
Infinite plans to derive its revenue through three key segments, information content, sales of fully integrated systems and resell of products and services from our strategic alliances.

Infinite management believes the resell of information content and delivery systems will give long term monthly revenue streams.

Infinite will also sell fully integrated systems and position itself as the system operator in the medical and transportation industry.

The third area of revenue will be the development of a global network of sales and service personnel delivering a full array of products and services to their local marketplace.

MAJOR PRODUCTS, PRODUCT GROUPS AND SERVICE LINES
Infinite currently offers design and development of fully integrated systems, for to support of these new technologies. Infinite believes it has the ability to coordinate the design and implementation of telecommunications networks for governments and businesses worldwide.

Infinite researched the Medical Industry and designed the HOME system, Hospital Operating Management E-Solution. The HOME design is an integrated wireless solution to support the gathering of data and management of accounts receivable.

In the transportation industry, Infinite has designed a wireless communication and data system which provides the transportation company with accurate real time data, which allows it to make more accurate dispatching decisions, reduces driver waiting time, enhances routing decisions, reduces clerical work for dispatchers, provides for accurate time keeping and has a "silent alarm" for stolen vehicle recovery.

Infinite also owns nine films that have been converted into Digital format. These films are sold directly through normal distribution channels. One of Infinite's distributors has also completed a contract to use segments of these films in a new series being products by major television company.

Management believes that every business industry has a specific set of new requirements in this new global marketplace. Infinite will continue to focus itself as a one stop shop systems integrator to support our customers in this new emerging global market.

STRATEGY
Infinite's strategy is to develop and leverage fully integrated systems to build a portfolio of customers that requires advanced applications and products to compete in this emerging global market. Infinite will build the systems to operate in this global market and house the data required by the market segment Infinite supports. Infinite believes there are five key components to the overall strategy for long term survivability in this global market.

Expanded Intellectual Property Portfolio. Infinite intends to continue developing its intellectual property portfolio. Infinite has signed an affiliation agreement with another entity that will support these plans to build a full DVD production center with data storage capabilities. Infinite is also working with other entities to develop DVD an animation technology for the educational and entertainment industry. Infinite believes the ability to house and deliver data worldwide is a key component to the long term value and future revenue streams of the company.

Establish Network Alliances. Infinite will seek to form alliances with major companies to provide wholesale network bulk services for resale. Infinite believes in having solid affiliations with an array of services providers that will ensure competitive prices in the new global market. Infinite's management believes that these alliances will bring additional expertise and specialized equipment and resources to support the business requirement of our customers and the internal requirements of Infinite. Infinite's management believes this industry will continue to see intense competition and that it would not be in the best interest of our shareholders spend billions of dollars to develop our own global capacity.

Establish Strategic Alliances. Infinite will seek to build strategic alliances with companies that can support the overall business requirements of our customers. These alliances include networks services, systems engineering, government contractors, software developing companies, financial institutions to support our customers, hardware companies and transportation delivery systems. Infinite believe the new global market customers will require a single E-Solution that to the customer will be seamless, but will require the coordination of many companies working in unison to support the delivery of a single product or service.

Establish Market Support Alliances. Infinite will develop an in-house marketing group and build strategic alliances to support the overall needs of our customers in sales and service. Management believes the traditional marketing concepts of the past will require companies to adapt to the new global market. Infinite will build in-house and through these strategic alliances and complete product and services groups to support the global needs of our customer base.

Establish Business Incubator Alliances. As Infinite establishes relationships with new developing companies, the opportunity to develop and an incubator business support group will be another segment to the business plan. Management believes there is an opportunity to assist business in an affiliation and other type of arrangement that will allows them to leverage Infinite's resources in the global market and public sector.

COMPETITION
The Internet services industry generally, and the wireless systems industry specifically, is intensely competitive, rapidly evolving and subject to constant technological change. As the industry has grown, many of these products and services are marketed by well-established companies with reputations for success in the development and sale of products and services and which possess significantly greater financial, marketing, distribution, personnel and other resources than Infinite. These resources allow such companies to implement extensive advertising and promotional campaigns, both generally and in response to specific marketing efforts by competitors, to rapidly enter into new markets and to introduce new products and services.

Infinite believes that its products and services will offer unique fully integrated E-solutions that will give Infinite a competitive advantage. Infinite's ability to coordinate across non traditional business concepts will be a key advantage. Infinite will develop and coordinate E-solutions that give our customers new technology, which may be funded through alternative resources. We believe that developing technology on our clients' behalf and acting as the systems operator in a long term relationship to support their business needs will give them and Infinite a competitive advantage.


<U>ITEM 18.</U>                <U>DESCRIPTION OF PROPERTY</U>

PROPERTIES
Infinite is the owner of its web site, (http://www.) infinitenetworksinc.com or incz.net, harrisondigicom.com, incz.org, harrisonindustries.com, airtelusa.com, diginetservices.com, and martincom.com.

Infinite owns a complete Novacom 834 Secure Telecommunications System, which it has agreed to sell to the Democratic Republic of the Congo for $20,025,000.

Infinite rents offices on a month to month basis for nominal rent from an unrelated party in an arms length transaction. Infinite believes that its facilities are adequate for its present purposes. Infinite believes that as it grows, it will require additional facilities, and that such facilities will be readily available.

PATENTS
Infinite owns no patents for its solution services and owns no registered trademarks. We are the owners of the Internet domain names listed at the start of this section.

INTELLECTUAL PROPERTIES
Infinite will seek to acquire and develop intellectual properties. Technology in the form of software products and services geared toward entertainment and education are part of Infinite's long-term business plan. We are the owners of the Internet domain names listed at the start of this section.

FILM LIBRARY
Infinite has acquired a film library of nine films dealing with the paranormal. These films have recently been fully digitized into DVD format. These films are copyrighted. The names of the nine films are: World of the Unknown, Aliens from Spaceship Earth, World Beyond Death, Man of Miracles, Underground Doctors, Unknown Powers, The Unknown Force and Age of the Psychics.

REAL ESTATE
We own no real estate.  We lease the following properties:

1000 South Coast Drive, Suite M204            5836 South Pecos Rd.
Costa Mesa, CA 92626                          Las Vegas, NV 89120

<U>ITEM 19.</U>        <U>CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS</U>

RELATED PARTY TRANSACTIONS; POSSIBLE CONFLICTS OF INTEREST
Infinite has engaged in transactions with certain of its officers, directors and principal stockholders, and is a party to consulting agreements with two of its principal stockholders which will continue after the consummation of this Offering. The terms of such transactions were determined without arms length negotiations and could create, or appear to create, potential conflicts of interest which may not necessarily be resolved in the Company's favor. See "Certain Transactions".

On October 16, 1998, pursuant to an agreement between Infinite and Infinite Network, Inc., a Florida corporation, Infinite acquired a specialized communications equipment inventory for restricted stock.

On December 15, 1998, Infinite and National Sales Corp. entered into a joint venture agreement which if completed will result in the issuance of 220,000 shares of preferred stock by Infinite to National Sales Corp. in exchange for a $200,000,000 guarantee. The preferred stock will be convertible to common stock at the rate of one share of preferred to 1,000 converted shares of common stock. It is the intent of the parties to consummate this agreement and the start date has been extended. No stock has been transferred.

On January 22, 1999, Infinite signed a contract to acquire 50% of Claudia Security Systems, an Estonia Corporation, pending completion of due diligence. Infinite decided not to close the transaction, and withdrew from the contract in accordance with its terms. Stock was issued, pursuant to an exemption from registration contained in Regulation S. Infinite issued a letter of cancellation after completing the due diligence as per the guidelines of the agreement. Claudia Security Systems subsequently filed for bankruptcy in Estonia. Infinite placed an administrative hold on the issued shares, pending further cancellation proceedings.

Infinite agreed to issue 13,820,985 common shares of stock on May 27, 1999, as per the agreement signed October 16, 1998 to purchase communications equipment. The equipment is booked at the par value of stock issued. The economic effect will be seen later if and when revenue is received from the sale of the equipment. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4(2) of the Securities Act. The beneficial owners of this equipment, William Windsor and John Bush, had no position or interest in Infinite prior to the effective date and time of the agreement. Since that time both parties became involved as directors and officers, and now would be considered as related parties to this contract.

On July 29, 1999, Infinite signed a release agreement with Sierra Nevada Advisors, Inc. et al that released Infinite against any claims which Sierra may have had growing out of any transaction or relationship between the parties in exchange for 4,000,000 shares of common stock under Rule 144.

Effective August 12, 1999, Infinite finalized a mutual release and agreement for exchange of 1,400,000 shares of Infinite stock held by that stockholder in exchange for Infinite's rights in AirTel USA, a Wyoming company, and Harrison Industries, Inc., a Wyoming company.

On December 29, 1999, Infinite entered into and completed an Agreement and Plan of Reorganization effective December 29, 1999 with International Television Film Productions which was a tax free reorganization. Pursuant to a previous Agreement, entered into on December 10, 1999, the issuance of 1,231,250 shares of restricted common stock was completed in exchange for 100% of the International Television Film stock. This gave Infinite a digital film library of nine films dealing with the paranormal and contracts with key companies including a major television and film network. These films are considered to have an indefinite life and should produce a long term revenue stream for Infinite. The stock was issued pursuant to the exemption for private placement of stock contained within Section 4(2) of the Securities Act.

On February 10, 2000, Premium Management Services issued an irrevocable letter of intent to purchase 1,000,000 shares at $10.00 per share of free trading stock, subject to certain conditions.

On February 15, 2000, Infinite entered into an agreement and plan of reorganization to acquire 100% of the shares of Infinite Networks Corporation, a Florida corporation, in exchange for 2,727,272 shares of Infinite. The stock was issued pursuant to the exemption for private placement of stock contained within Section 4(2) of the Securities Act.

<U>ITEM 20.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS</U>

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR
The transfer agent, warrant agent and registrar for the common stock and preferred stock is Pacific Stock Transfer Company, Las Vegas, Nevada.

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of this Offering if the minimum number of subscriptions are sold, Infinite will have 31,019,868 shares of Common Stock outstanding. If the maximum number of subscriptions are sold, Infinite will have 31,919,868 shares of common stock outstanding. All shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act. However, any share purchased by an affiliate (in general, a person who is in a control relationship with Infinite), will be subject to the limitations of Rule 144 promulgated under the Securities Act.

Under Rule 144 as currently in effect, a person, or persons whose shares are aggregated with those of others, whose restricted shares have been fully paid for and meet the rule's one year holding provisions, including persons who may be deemed affiliates of Infinite, may sell restricted securities in broker transactions or directly to market makers, provided the number of shares sold in any three-month period is not more than the greater of 1% of the total shares of common stock then outstanding or the average weekly trading volume for the four calendar week period immediately prior to each such sale. After restricted securities have been fully paid for and held for two years, restricted securities may be sold by persons who are not affiliates of Infinite without regard to volume limitations. Restricted securities held by affiliates must continue, even after the two-year holding period, to be sold in brokers' transactions or directly to market makers subject to the limitations described above.

Prior to this offering, a public market has existed for the common shares on the NASD OTC Bulletin Board and now through the National Quotation Bureau
"pink sheets". No predictions can be made as to the effect, of having its quotation dropped by the Bulletin Board, if any, that market shares or the availability of shares for sale will have on the market price prevailing from time to time. The sale, or availability for sale, of substantial amounts of common stock in the public market could adversely affect prevailing market prices. The continued dropping of the NASD of quoting Infinite's securities on the OTC Bulletin Board could adversely affect prevailing market prices.

UNDERWRITING
This offering is self underwritten by Infinite through its officers and directors on a best efforts basis. Therefore, there is no underwriter or broker compensation involved, and Infinite is acting as its own underwriter.

DIVIDEND POLICY
Infinite has never declared or paid cash dividends on its capital stock. Infinite currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future.

PRICE RANGE OF SECURITIES
Infinite's Common Stock is quoted on National Quotation Bureau "pink sheets". The shares will not be quoted on the NASD OTC Bulletin Board unless it has complied with new NASD rules which require Infinite to register its securities with the SEC under the Exchange Act. Infinite intends to file a form concurrent with or subsequent to this filing which will bring it into compliance with the new NASD rules, but the NASD could decide not to quote Infinite's securities, which will then still be quoted on the National Quotation Bureau's "pinksheets". The following table sets forth the ranges of high and low sale prices for the Common Stock for the periods indicated, as reported by NASDAQ, which is the principal trading market for Infinite's securities. The quotes represent inter-dealer prices without adjustment markups, markdowns, or commissions and may not necessarily represent actual transactions.

For the 12 months ending December 31, 1999, annual trading volume of common stock was approximately 6,453,545 or 26,890 shares daily, based on 240 business days. If normalized after the reverse stock split, the volume was 8,578,058 or 35,741 shares daily. This low trading volume may have had a significant effect on the market price of the Common Stock. Accordingly, historic prices may not necessarily be indicative of market prices in a more liquid market. See "Risk Factors--Limited Trading Market and Possible Volatility of Common Stock Prices".

	COMMON STOCK                 HIGH          LOW
	------------------         -------      -------
  1998
    Third Quarter.....        $3.00          $1.00
    Fourth Quarter....         2.00           0.40

  1999
    First Quarter.....        $1.50          $0.15
    Second Quarter....         1.69           0.18
    Third Quarter.....         0.81           0.20
    Fourth Quarter.....        0.31           0.13

The last sale price of the Common Stock of Infinite was $.850 as of February 25, 2000, on the pink sheets.

As of February 25, 2000, there were 30,919,868 shares of Common Stock outstanding, held of record by 324 shareholders. Infinite believes that there are in excess of 900 beneficial holders of each of its publicly-traded securities.

CAPITALIZATION
The following table sets forth the short-term debt and capitalization of Harrison Digicom as of December 31, 1999 now known as Infinite. The pro forma capitalization of Infinite as of May 31, 2000, giving effect to; (1) the sale of the minimum of 100,000 shares at the price of $10.00 share (2) the sale of the maximum of 1,000,000 shares at $10.00 per share, after deducting estimated offering expenses.

                                          12/31/99   Minimum       Maximum
Capitalization of shareholders equity     182,336    982,336       9,982,336


ITEM 21.                      EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation of the Company's Chief Executive Officer and the three other most highly compensated executive officers (collectively, the "Named Executive Officers") for 1999:

                               SUMMARY COMPENSATION TABLE

  NAME AND PRINCIPAL    ----            FISCAL   ANNUAL         LONG TERM
  -------POSITION DURING PERIOD         YEAR     COMPENSATION   COMPENSATION
                                                 SALARY         (OPTIONS)
  ------------------------------------  -------  -----------    ---------
  Donald L. Miller<F1><F2>............  | 1999   $  150,000     $  125,000
  Chairman/Director
  John W. Bush <F1><F3>...............  | 1999   $  150,000     $  125,000
  Chief Executive Officer/Director
  Denton Guthrie <F1><F4>.............  | 1999   $  150,000     $  125,000
  Chief Financial Officer/Director
  Howard Frantom<F1><F4><F7>..........  | 1999   $  150,000     $  125,000
  Chief Operations Officer (former)
  Kynaston Perriera <F1><F5>..........  | 1999   $  120,000     $   37,500
  S.V.P International Affairs
  John Alkire <F1><F6>................  | 1999   $   96,000     $   12,500
  Vice President Engineering
                    ---------------------------------

Notes to Table
<F1> Payment of compensation has been deferred until such time as Infinite  Networks Corporation generates sufficient revenue or raises sufficient capital to  pay salaries.
<F2> Purchase price of option shall be the maximum discount permitted per SEC  requirements as of October 16, 1998.
One fifth of the awards awarded on the commencement date of each anniversary of the employment contract.  An annual bonus of 85% of base salary is payable as additional compensation, based on performance of Company before taxes and extraordinary items, as directed by the Board of Directors.
<F3> Purchase price of option will be the maximum discount permitted per SEC  requirements as of October 16, 1998.
One fifth of the awards will be awarded on the commencement date of each anniversary of the employment contract.  An annual bonus of 80% of base salary is payable as additional compensation, based on performance of Company before taxes and extraordinary items, as directed by the Board of Directors.
<F4> Purchase price of option will be $.001 per share as awarded by the Board of Directors.  One fifth of the awards will be awarded on the commencement date of each anniversary of the employment contract.  An annual bonus of 75% of base salary is payable as additional compensation, based on performance of Company before taxes and extraordinary items, as directed by the Board of Directors.
<F5> Purchase price of option will be $1.00 per share as awarded by the Board of Directors.  One fifth of the awards will be awarded on the commencement date of each anniversary of the employment contract.  An annual bonus of 70% of base salary is payable as additional compensation, based on performance of Company before taxes and extraordinary items, as directed by the Board of Directors.
<F6> Purchase price of option will be $1.00 per share as awarded by the Board of Directors.  One fifth of the awards will be awarded on the commencement date of each anniversary of the employment contract.  An annual bonus of 55% of base salary is payable as additional compensation, based on performance of Company before taxes and extraordinary items, as directed by the Board of Directors.
<F7> Infinite Networks has recently accepted Mr. Frantom resignation.  No options have been awarded to executive officers in fiscal year 1998 or 1999 to date.

EMPLOYMENT AGREEMENTS
Infinite has entered into employment agreements with each of John W. Bush, its Chief Executive Officer and Director, Donald Miller, its Chairman of the Board, Denton Guthrie, its Chief Financial Officer, and Howard Frantom, its former Chief Operations Officer. All officer's employment agreements provide for an initial term of five years from October/November, 1998. Messrs. Bush, Perriera, and Alkire's agreements require them to devote full time to the management and operations of Infinite, and Messrs. Guthrie and Miller's agreements require them to devote their part time efforts to the management and operations of Infinite. Salaries are summarized in the above table. All of these officers also may be granted annual bonuses at the discretion of the Board of Directors. Each of the agreements contains a provision prohibiting the employee from disclosing trade secrets and confidential information, for a period during the employment and for a period of two years thereafter, and from competing with Infinite during the term of employment.

<U>ITEM 22.</U>                     <U>FINANCIAL STATEMENTS</U>
                                   SUMMARY

CONSOLIDATED FINANCIAL DATA
The following summary of consolidated financial data should be read in conjunction with management's discussion and analysis of financial condition included in Item 17 on pages 22 - 24 of this prospectus, and operations and the "Financial Statements", including the "Notes" thereto, included on pages F-6 to F-10. The consolidated "Statement of Operations" data for the years ended December 31, 1998, 1999 and the inception date of Mach 27, 1996 through December 31, 1999 and the consolidated balance sheet data at December 31, 1998, 1999 are derived from Infinite's audited Consolidated Financial Statements included on pages F-2 to F-5 of this Prospectus, and include all adjustments that Infinite considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods.

The Financial Reports are titled "Harrison Digicom, Inc." as the name change to Infinite Networks Corporation did not occur until after the closing date of the field work.

                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     Page
Independent Auditors' Report                                         F-1

Balance Sheets                                                       F-2

Statement of Operations                                              F-3

Statement of Stockholders' Equity                                    F-4

Statement of Cash Flows                                              F-5

Notes to Financial Statements                                        F-6 to 10

STRABALA, RAMIREZ, & ASSOCIATES
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

INDEPENDENT AUDITORS' REPORT

To: the Board of Directors
    Harrison Digicom, Inc.
    Norfolk, VA

We have audited the consolidated balance sheets of Harrison Digicom, Inc. (a Nevada corporation) and subsidiaries as of December 31, 1999, and 1998, and related consolidated statements of operations, shareholder's equity and cash flows for the years then ended and for the period from inception March 27, 1996 through December 31, 1999. These financial statements are the responsibility of Harrison Digiom, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harrison Digicom, Inc. as of December 31, 1999 and 1998, and the results of its operations and cash flows for the period indicated, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Harrison Digicom, Inc. will continue as a going concern. As shown in the financial statements, Harrison Digicom, Inc. incurred a net loss of $4,775,363 for 1999 and incurred losses since inception. As of December 31, 1999, total liabilities exceeded assets by $643,657. These factors and the others discussed in Note 9, raise substantial doubt about Harrison Digicom, Inc's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event Harrison Digicom, Inc. cannot continue in existence.

STRABALA RAMIREZ, & ASSOCIATES, INC.,

   <U>STRABALA RAMIREZ, & ASSOCIATES, INC.</U>
STRABALA RAMIREZ, & ASSOCIATES, INC.
February 3, 2000
Irvive, California


ORANGE COUNTY CORPORATE OFFICE
19762 MacArthur Blvd. Suite 100, Irvine, CA 92612 (949) 852-1606
FAX (949) 934-2935
                              HARRISON DIGICOM, INC.
                          (FORMERLY T2 LOGIC CORPORATION)
                           (A Development Stage Company)

                                   BALANCE SHEET

                                                          12/31/98        12/31/99
  Assets
   Cash and cash equivalents                            $   15,543       $  14,355
   Notes and advances receivable                                 0          64,800
   Property, plant and equipment, net                       36,737          25,075
   Telecommunication equipment held for sale                55,284          55,284
   Film library                                                  0          22,822
   Pre-paids and other                                     149,021               0
   Organization costs, net                               3,714,565               0

     Total Assets                                       $3,971,150       $ 182,336

  Liabilities and Shareholders' Equity:
   Liabilities:
    Accounts payable and accrued expenses               $  149,455         171,449
    Related party loans and advances                       889,123         654,644
     Total liabilities                                   1,038,578         826,093

  Commitments and contingencies                                  0               0

  Minority interests                                        (4,683)              0


  Shareholders' equity:
   Common Stock                                             31,073          24,681
   ($0.001 par value; 500,000,000 shares authorized.)
   Additional paid-in capital                            3,879,114       5,219,857
   Subscription receivable                                       0        (140,000)
   Deficit accumulated during development                 (972,932)     (5,748,295)

     Total shareholders' equity                          2,937,255        (643,757)

  Total Liabilities and
  Shareholders' Equity                                  $3,971,150        $182,336






         The accompanying notes are an integral part of these statements.

                             HARRISON DIGICOM, INC.
                        (FORMERLY T2 LOGIC CORPORATION)
                         (A Development Stage Company)

                           STATEMENT OF OPERATIONS

                                                                                 Inception
                                                                                 (3/27/96)
                                                                                  through
                                                     12/31/98      12/31/99      12/31/99
Revenues, net of cost of goods sold
   of $21,841 in 1999                              $        0   $     9,961    $   10,019
Expenses
   Salaries and consulting fees                       132,946       898,053     1,031,000
   Research and development in emerging markets       495,759        67,557       563,316
   General administrative                             240,125       585,306       895,726
   Rent                                                21,453        29,120        50,573
   Depreciation and amortization                       11,707         7,011        24,105

      Total expenses                                  901,990     1,587,047     2,564,720


Minority interests losses                               3,499           292         4,975

Loss from continuing operations                      (898,491)   (1,576,794)   (2,549,726)
Loss from discontinued operations                           0    (3,198,569)   (3,198,569)

      Net loss                                     $ (898,491)  $(4,775,363)  $(5,748,295)


Net loss per share available to
common shareholders                                $    (0.16)  $     (0.32)  $     (0.70)

Weighted average number of common
shares outstanding                                  5,549,175    14,733,489     8,193,943




	The accompanying notes are an integral part of these statements.


                             HARRISON DIGICOM, INC.
                        (FORMERLY T2 LOGIC CORPORATION)
                         (A Development Stage Company)

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                   Common Stock                             Deficit
                                                           Additional     Accumulated
                                                             Paid-In         During
                                 Shares         Amount       Capital      Development      Total
BALANCE,
DECEMBER 31, 1997                3,293,650       3,294         68,928        (74,441)         (2,219)

Shares issued for cash,
net of offering costs            1,046,650       1,046        715,103                        716,149

Shares issued as a deposit
for film library                 2,462,500       2,463                                         2,463

Shares issued for services      24,269,500      24,270      3,095,083                      3,119,353

Net Loss                                                                     (898,491)      (898,491)

BALANCE,
DECEMBER 31, 1998               31,072,300      31,073      3,879,114        (972,932)     2,937,255

Shares issued for cash,
net of offering cost             3,080,760       3,081        325,844                        328,925

Shares issued for
services                         1,880,000       1,880      1,789,385                      1,791,265

Shares returned and
canceled                      (10,000,000)    (10,000)    (4,301,331)                    (4,311,331)

May 27, 1999 - 1:4
reverse stock split            (19,524,795)                                                        0

Shares issued for cash,
net of offering costs            2,523,306      10,093        709,509                        719,602

Shares issued for
equipment acquisition            9,674,689      38,699                                        38,699

Shares issued for
services                         4,154,431      16,618      2,659,443                      2,676,061

Par value changed
from $.004 to $.001                            (68,583)        68,583                              0

Shares issued for cash,
net of offering costs               10,000          10          1,990                          2,000

Shares issued for services,
including directors' fees        1,809,984       1,810         87,320                         89,130

Subscription receivable,
December 31, 1999                 (466,667)       (467)      (139,533)                      (140,000)

Net Loss                                                                   (4,775,363)    (4,775,363)

BALANCE,
DECEMBER 31, 1999                24,214,008       24,214    5,080,324      (5,748,295)      (643,757)

      The accompanying notes are an integral part of these statements.

                              HARRISON DIGICOM, INC.
                         (FORMERLY T2 LOGIC CORPORATION)
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                                                                                      Inception
                                                                                      (3/27/96)
                                                                                       through
                                                           12/31/98      12/31/99     (12/31/99)
Cash flows from operating activities
  Net loss                                               $  (898,491) $ (4,775,363)  $ (5,748,295)
  Adjustments to reconcile net loss to
  cash from operating activities:
   Depreciation and amortization                              11,707         7,011         24,105
   Gain on the sale of computers                                            (5,528)        (5,528)
   Shares issued for services                              3,119,353       245,125      3,386,700
   Loss from discontinued operations                                     3,198,569      3,198,569
   Minority interests losses                                  (3,499)         (292)        (4,975)
 Changes in assets and liabilities:
   Pre-paids and other                                      (140,836)                    (149,021)
   Notes and advances receivable                                            (4,800)        (4,800)
   Accounts payable and accrued expenses                     136,516        59,356        208,811
   Related party loans and advances                          212,094       471,281      1,319,824
     Cash provided by (used in) operating activities       2,436,844      (804,641)     2,225,390

Cash flows from investing activities
   Proceeds from sales of property, plant and equipment                     21,840         21,840
   Organization costs                                     (3,099,139)                  (3,728,289)
   Acquisition of property, plant and equipment              (38,951)      (47,324)       (99,671)
   Costs to digitize film library                                          (21,591)       (21,591)
     Cash used in investing activities                    (3,099,139)      (47,075)    (3,827,711)

Cash flows from financing activities
   Proceeds from sale of common stock                        716,149       850,527      1,616,676

Net increase (decrease) in cash and cash equivalents     $    14,909   $    (1,189)   $    14,355
Cash and cash equivalents, beginning of period                   634        15,543
Cash and cash equivalents end of period                  $    15,543   $    14,355    $    14,355
                                                                  (0)           (0)            (0)

SUPPLEMENTAL DISCLOSURES:
   Cash paid for interests                                    $2,758        $6,268         $9,026
   Cash paid for income taxes                                      0             0              0
Common stock was issued for services, telecommunication equipment held for sale and film library (See Notes).

      The accompanying notes are an integral part of these statements.

                             HARRISON DIGICOM, INC.
                        (FORMERLY T2 LOGIC CORPORATION)
                         (A Development Stage Company)

Notes to the December 31, 1998 and December 31, 1999 Financial Statements

1. HISTORY AND CURRENT OPERATIONS

HISTORY. Harrison Digicom, Inc. (the Harrison Digicom or Company), formerly T-2 Logic Corporation, organized on March 27, 1996 in Nevada. The Company remained dormant until March 1998, when it entered into a share exchange agreement with the owners of Harrison Industries, obtaining both voting and management control. The transaction was treated as a reorganization and re-capitalization, as required by the Securities Exchange Commission. In conjunction with the reorganization, the Company changed its name to Harrison Digicom. During 1998, Harrison Digicom focused its efforts developing opportunities in the telecommunications industry in Vietnam, through their wholly-owned subsidiary AirTel USA and their 70% ownership interest in the joint venture Saigon ETMC.

Pre-operating activities slowed considerably during the second quarter of 1998 due to lack of capitalization. In October 1998, new management was brought in to assist in restructuring the Company and to secure capitalization. On January 26, 1999, Harrison Digicom discontinued all pre-operating activities of both subsidiaries, ending all operations in Vietnam (see Note 2).

In December 1999, the Company entered into a share exchange agreement with the owners of International Television Film Productions, Inc. (ITFP), a Nevada corporation, obtaining both voting and management control. The transaction was treated as a reorganization and re-capitalization, as required by the Securities Exchange Commission. In conjunction with the transaction, the Company acquired a film library of nine television films.

CURRENT OPERATIONS. Harrison Digicom, still in the development stage, continues to explore opportunities in the communications arena. Management is currently targeting the global marketplace as proliferation of the Internet is continuing to develop. Management has reviewed this pervasive computer market and will focus on real-time information delivery in the medical and transportation industries. Growth plans are to acquire high technology companies that add synergy to the Harrison Digicom long-term goals.

2. DISCONTINUED OPERATIONS

On January 26, 1999, the Board of Directors adopted a plan to discontinue all operations of their two subsidiaries, Airtel USA and Saigon ETMC. All shares provided to the major owners of Harrison Industries in conjunction with the March 1998, (discussed in Note 1) transaction were returned or canceled in exchange for both of the original subsidiaries.

3. ACCOUNTING POLICIES

BASIS OF CONSOLIDATION. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. Inter-company transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS. The Company includes cash and short term deposits with maturities less than ninety days as cash and cash equivalents in the accompanying financial statements.

3. ACCOUNTING POLICIES (continued)

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Additions, renovations, and improvements are capitalized. Maintenance and repairs, which do not extend asset lives, are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful lives (5 to 7 years).

ORGANIZATION COSTS. The Company continues to seek opportunities in emerging markets; costs incurred to establish operations in various locations are capitalized. Once operations begin, the applicable organization costs are amortized over 5 years. If operations are terminated, the related organization costs are charged to expense.

INCOME TAXES. The Company has made no provision for income taxes because of financial statements and income tax losses since inception. A valuation allowance has been used to offset the recognition of any deferred tax assets due to the uncertainty of future realization. The use of any tax loss carryforward benefits may also be limited.

ROYALTY INCOME. The Company licenses rights to use its film library. Revenues are recognized in the period earned. Non-cancellable advances and guarantees are recognized over the license period.

SHARES ISSUED FOR SERVICES. The fair value of common stock issued for services rendered is determined by the Company's officers and directors.

NET LOSS PER COMMON SHARE. Basic earnings/losses per common share (Basic EPS) excludes dilution and is computed by dividing net loss available to common shareholders (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period. Diluted earnings/losses per common share (Diluted EPS) is similar to the computation of Basic EPS except that the denominator is increased to include potential common shares (for example, stock options), demonstrating the decrease in earnings per share had potential common shares been issued. Diluted EPS excludes any potential common share that is anti-dilutive; that is, Diluted EPS excludes potential common shares that increase earnings per share. In 1999 and 1998, all potential common shares are anti-dilutive; therefore, Basic EPS equals Diluted EPS.

  Net loss available to common shareholders
  ---------------------------------------------------- = Basic and Diluted EPS
  Weighted average number of common shares outstanding

USE OF ESTIMATES. The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates. Those estimates affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.


4. TELECOMMUNICATION EQUIPMENT HELD FOR SALE

In 1998, the Company acquired telecommunication equipment by issuing 13,820,985 shares of common stock. (See Note 7 for discussion about the effective change in ownership of the Company with the issuance of stock in conjunction with this transaction.) The equipment was originally manufactured by a third party under a government contract to provide secure telecommunication equipment and lines to the Armed Forces in overseas operations. Prior to delivering the equipment, the government canceled the order. Harrison Digicom holds the equipment for resale; they are actively marketing the equipment in Africa.

5. FILM LIBRARY

In 1999, the Company acquired a film library through a share exchange agreement with ITFP, the majority of which was owned by an officer, director and controlling shareholder (see Note 7). The Company agreed to issue 1,321,250 shares of common stock in conjunction with the acquisition (see Note 9). The Company incurred additional costs to digitize the films; those costs have been added to the basis.

The film content centers on supernatural or unexplained phenomenon. The Company licenses rights to release the films at the box office, to broadcast clips of the films or the films in their entirety and to reproduce the films on video and DVD. Royalty rates range from 20% to 50% depending on format, venue, length, etc.

6.    PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment and the related accumulated depreciation:

                                          12/31/1998        12/31/1999
      Office equipment, cost               $  52,347         $  31,012
      Less: Accumulated depreciation         (15,610)           (5,937)

                                           $  36,737         $  25,075

The Company added approximately $47,000 of office equipment in 1999. However, in connection with discontinued operations in Vietnam, noted in Note 2, the Company disposed of all office equipment owned prior to 1999; the write-off is included in "loss on discontinued operations" in the accompanying financial statements.

7.   RELATED PARTY TRANSACTIONS

RELATED PARTY LOANS AND ADVANCES. From time to time, the Company advances or borrows monies to and/or from officers and directors of the Company. These advances or borrowings are non-interest bearing and short-term. As of December 31, 1998 and 1999, borrowings totaled $889,123 and $654,644, including the deferred payment of all officers' salaries.

TELECOMMUNICATION EQUIPMENT HELD FOR SALE. As discussed more fully in Note 4, the Company acquired telecommunications equipment during 1998 in exchange for common stock. After the stock issuance, the two sellers owned over 50% of the outstanding stock in the Company; they were named as officers and directors, effectively taking over management of the Company. As a result, the Company recorded the equipment at approximately the same basis as it was carried on the sellers' books.

FILM LIBRARY. As discussed more fully in Note 5, the Company acquired a film library in 1999 for common stock. An officer, director and controlling shareholder owned 50% of the seller. As a result, the Company recorded the film library at approximately the same basis as it was carried on the seller's books. Additionally, the Company pays consulting fees of $2,000 month to the other prior owner for continuing efforts to manage and market the library.

8.   SHAREHOLDERS' EQUITY

DEVELOPMENT STAGE COMPANY. Generally accepted accounting principles require disclosing stock issued since inception for development stage companies. The following chart summarizes shares issued from inception (March 27, 1996) through December 31, 1999.

                                                               Shares          Par Value         Paid-in Capital
BALANCE, INCEPTION (MARCH 27, 1996)                                   0                0                      0
  Shares issued for cash, net of offering costs                 250,000              250                  9,750
  Shares issued for services                                    201,320              202                 21,637
  December 4, 1996   5:1 stock split                          1,805,280            1,805                 (1,805)
  Shares issued for cash, net of offering costs               1,000,000            1,000                 39,000
  Shares issued for services                                     37,050               37                    346
BALANCE, DECEMBER 31, 1996                                    3,293,650            3,294                 68,928
BALANCE, DECEMBER 31, 1997                                    3,293,650            3,294                 68,928
 Shares issued for cash, net of offering costs                1,046,650            1,046                715,103
 Shares issued as a deposit for film library                  2,462,500            2,463                      0
 Shares issued for services                                  24,269,500           24,270              3,095,083
BALANCE, DECEMBER 31, 1998                                   31,072,300           31,073              3,879,114
 Shares issued for cash, net of offering costs                3,080,760            3,081                325,844
 Shares issued for services                                   1,880,000            1,880              1,789,385
 Shares returned and canceled                               (10,000,000)         (10,000)            (4,301,331)
 May 27, 1999   1:4 reverse stock split                     (19,524,795)               0                      0
 Shares issued for cash, net offering costs                   2,523,306           10,093                709,509
 Shares issued for equipment acquisition                      9,674,689           38,699                      0
 Shares issued for services                                   4,154,431           16,618              2,659,443
 Change in par value ($0.004 to 0.001)                                0          (68,583)                     0
 Shares issued for cash, net of offering costs                   10,000               10                  1,990
 Shares issued for services, including directors' fees        1,809,984            1,810                 87,320
 Subscription receivable, December 31, 1999                    (466,667)            (467)              (139,533)
BALANCE DECEMBER 31, 1999                                    24,214,008       $   24,214         $    5,080,324


STOCK BASED COMPENSATION. The Company issued 1,419,840 shares of stock to its directors as compensation for services provided during 1999. In accordance with APB 25, Accounting for Stock Issued to Employees, $88,740 in compensation was recognized based on the estimated market value of restricted stock on the date of grant, December 29, 1999.

  Stock options: See Note 9.

9. COMMITMENTS AND CONTINGENCIES

GOING CONCERN. The Company has minimal capital resources presently available to meet obligations that normally can be expected to be incurred by similar companies, and with which to carry out its planned activities. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management is seeking additional equity financing to fund planned operations. However, there is no assurance that the Company will be able to obtain such financing. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

COMMON STOCK. The Company acquired telecommunications equipment for stock in 1998; as of December 31, 1999, approximately 4.1 million shares of common stock remained un-issued (see Note 10). Additionally, the Company acquired a film library for stock in 1999; as of December 31, 1999, approximately 615 thousand shares of common stock remain un-issued. The Board intends to issue the shares in 2000. Lastly, during 1999, the Company received a $470,000 commitment from an investor; as of December 31, 1999, approximately $200,000 remained outstanding (see Note 10).

TELECOMMUNICATION EQUIPMENT HELD FOR SALE. The Company received a letter of intent from the Democratic Republic of the Congo to acquire all of the telecommunications equipment held for sale. Management believes the sale will be completed in 2000.

9. COMMITMENTS AND CONTINGENCIES (continued)

FILM LIBRARY. The Company licensed film rights during 1999. The licensee projected Harrison Digicom's royalty income for 2000 at approximately $150,000.

EMPLOYMENT CONTRACTS AND STOCK OPTIONS. The Company entered into employment contracts with the officers of the Company. Each contract covers a five year period. Base pay is stipulated and ranges between $96,000 and $150,000. Bonuses are permitted based on performance of the Company and the executive, ranging between 55% and 85% of the executive's base pay. The contracts each grant options every year. After adjustment for the 4:1 reverse stock split in May 1999, stock options to be granted total 600,000, one fifth of which is due each contract year. The price per option ranges from $0.001 to $1.00. None of the options have been granted; however, it is the Board's intention to do so.

LEASE COMMITMENT. The Company leases office space in California and Nevada and storage space in Oregon, on a month to month basis. Monthly rent payments total approximately $3,500.

MERGERS AND ACQUISITIONS. From time to time, the Company enters into merger and acquisition opportunities. As of December 31, 1999, the Company had no such commitments. However, The Company continues researching and developing opportunities to merge with or acquire operating Companies in order to maximize shareholder value.

PUBLIC RELATIONS. The Company entered into a contract with a public relations firm to provide services valued at approximately $54,000, from November 1999 through November 2000 for $270,000 shares of unrestricted common stock.

10.  SUBSEQUENT EVENTS

SUBSCRIPTIONS RECEIVABLE. The Company collected $60,000 of subscriptions receivable after December 31, 1999; these receivables are reflected in assets in the accompanying financial statements.

TELECOMMUNICATIONS EQUIPMENT HELD FOR SALE. On January 6, 2000, the Company issued 4,146,296 shares of common stock, representing all un-issued shares, as required by the acquisition agreement.

UNAUDITED AMENDMENT OF ARTICLES OF INCORPORATION. On February 8, 2000, the Company filed a Certificate of Amendment of Articles of Incorporation with the State of Nevada for a name change from Harrison Digicom, Inc. to Infinite Networks Corporation.

UNAUDITED PROPOSED MERGER/ACQUISITION ACTIVITY. On February 8, 2000, the Company entered into negotiations to acquire all of the outstanding common stock of Infinite Networks Corporation ("INC Florida"), a Florida corporation, in exchange for 2,727,272 shares of Harrison Digicom common stock. INC Florida incorporated in 1998 and to date has had minimal activities, other than a $600,000 prepayment of loan fees to secure a $10,000,000 loan commitment. INC Florida is significantly owned by a previous director of Harrison Digicom who resigned his position with the Company in contemplation of this proposed transaction.

The acquisition was completed February 15, 2000; as a result, historical financial information presented in future reports will be restated to include INC Florida. As required by the Securities Exchange Commission, the transaction will be accounted for as a reorganization and recapitalization.

UNAUDITED CONTINGENT STOCK PURCHASE COMMITMENT. A former director of Harrison Digicom is a significant shareholder of Premium Management Services, Ltd.
(PMS), a Bermuda corporation. PMS has committed to purchasing 1,000,000 shares of the company's common stock for $10,000,000 upon completion of the successful filing with the Securities Exchange Commission.

------------------------------------------------------------------------------
------------------------------------------------------------------------------
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY INFINITE NETWORKS CORPORATION OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                              ------------------------
                                 INFINITE NETWORKS
                                    CORPORATION
                          1,000,000 SHARES OF COMMON STOCK
                              ------------------------
           PROSPECTUS PART II - ADDITIONAL INFORMATION NOT REQUIRED
                              ------------------------
                                   March 15 ,2000
------------------------------------------------------------------------------
------------------------------------------------------------------------------
                              INDEX TO PROSPECTUS PART II
ITEM 24   INDEMNIFICATION OF DIRECTORS AND OFFICERS                       32
ITEM 25   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                     32
ITEM 26   RECENT SALES OF UNREGISTERED SECURITIES                         33
ITEM 27   EXHIBITS                                                        36
ITEM 28   UNDERTAKINGS                                                    36
------------------------------------------------------------------------------
<U>ITEM 24.</U>              <U>INDEMNIFICATION OF DIRECTORS AND OFFICERS</U>

NRS 78.751 provides that Infinite may provide in its articles of incorporation, by laws or by agreement, to indemnify Infinite's officers and directors and affects their liability in that capacity, for any and all costs incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Infinite's By-Laws and Articles of Incorporation, as amended, substantively provide that Infinite indemnify its officers, directors, employees and agents to the fullest extent permitted by NRS 78.751.

<U>ITEM 25.</U>            <U>OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION</U>

The Registrant estimates that expenses payable by it in connection with the Offering described in this Registration Statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:

  SEC registration fee...........................................  $  2,640
  Printing and engraving expenses................................  $      0
  Accounting fees and expenses...................................  $150,000
  Legal fees and expenses (other than Blue Sky)..................  $ 20,000
  Blue sky fees and expenses (including legal and filing fees)...  $  8,000
  Miscellaneous..................................................  $ 19,360
      Total......................................................  $200,000
                                                                   ----------
                                              32
<U>ITEM 26.</U>                 <U>RECENT SALES OF UNREGISTERED SECURITIES</U>

The following securities were issued by Infinite within the past three years and were not registered under the Securities Act. The shares issued in the below transactions are reported directly from Infinite's stock transaction report. These numbers have been adjusted to account for the reverse stock split of June 1999. Actual shares issued could vary due to archive accounts which are not adjusted for the reverse stock split.

On April 21, 1998, Infinite issued 22,375,000 pre-split shares to 23 entities and individuals as part of the reorganization plan of March 20, 1998. The stock was not registered, and part was transferred in pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. The remaining stock was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act, Regulation D, Rule 504. No underwriter was used in the transaction.

In June 12, 1998, Infinite issued 125,000 shares to 1 individual as payment for services within the contractual agreement properly executed by the company.
The stock was not registered, and was transferred in pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In June 23, 1998, Infinite issued 94,959 shares to 94 individuals as payment for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within
Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In June 30, 1998, Infinite issued 763 shares to 1 individual for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In July 6, 1998, Infinite issued 2,812,500 shares to 1 individual and 1 entity to raise funds for the company. 2,500,000 shares were subsequently canceled when funding did not go through. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In July 20, 1998, Infinite issued 879,875 shares to 81 individual as for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In July 20, 1998, Infinite issued 4,688 shares to 1 individual for money. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In August 8, 1998, Infinite issued 50,000 shares to 1 individual as services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In October 23, 1998, Infinite issued 20,313 shares to 1 individual to adjust for the fall in stock price. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within
Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In December 9, 1998, Infinite issued 115,625 shares to 1 individual as the deposit for film library. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within
Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In December 18, 1998, Infinite issued 500,000 shares to 1 individual and 1 entity as the remaining deposit for film library. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In December 18, 1998, Infinite issued 343,000 shares to 1 entity for cash. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In January 15, 1999, Infinite issued 500,000 shares to 1 entity for cash. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act, Regulation D, Rule 504. No underwriter was used in the transaction.

In February 2, 1999, Infinite issued 1,200,000 shares to 1 entity as part of the purchase agreement. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within
Section 4 (2) of the Securities Act, Regulation S. No underwriter was used in the transaction.

In March 3, 1999, Infinite issued 60,000 shares to 1 entity for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act, Regulation D, Rule 504. No underwriter was used in the transaction.

In March 3, 1999, Infinite issued 400,000 shares to 1 entity for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act, Regulation S. No underwriter was used in the transaction.

In March 14, 1999, Infinite issued 116,369 shares to 1 entity for cash. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act, Regulation D, Rule 504. No underwriter was used in the transaction.

In March 14, 1999, Infinite issued 5,000 shares to 1 entity for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act, Regulation D, Rule 504. No underwriter was used in the transaction.

In March 14, 1999, Infinite issued 50,000 shares to 1 entity for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act, Regulation D, Rule 504. No underwriter was used in the transaction.

In March 19, 1999, Infinite issued 528,821 shares to 1 entity for cash. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act, Regulation D, Rule 504. No underwriter was used in the transaction.

In June 10, 1999, Infinite issued 88,968 shares to 1 entity for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.
In June 28, 1999, Infinite issued 4,571 shares to 2 entities for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In June 28, 1999, Infinite issued 9,674,689 shares to 2 entities in exchange for communications equipment. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within
Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In July 6, 1999, Infinite issued 500,000 shares to 1 entity for a settlement. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In August 3, 1999, Infinite issued 103,305 shares to 1 entity for cash. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In August 4, 1999, Infinite issued 4,000,000 shares to 1 entity for settlement. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In August 5, 1999, Infinite issued 88,968 shares to 1 entity for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In August 11, 1999, Infinite issued 786,667 shares to 11 entities for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In August 23, 1999, Infinite issued 58,000 shares to 1 entity for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In August 23, 1999, Infinite issued 88,968 shares to 1 entity for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In September 23, 1999, Infinite issued 66,667 shares to 1 entity for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In September 23, 1999, Infinite issued 1,566,667 shares to 1 entity for cash. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In October 5, 1999, Infinite issued 160,000 shares to 1 entity for services rendered and cash. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

In December 30, 1999, Infinite issued 1,168,936 shares to 7 entities for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.
In December 30, 1999, Infinite issued 384,144 shares to 54 entities for services rendered. The stock was not registered, and was transferred pursuant to the exemption for private placement of stock contained within Section 4 (2) of the Securities Act. No underwriter was used in the transaction.

<U>ITEM 27.</U>                          <U>EXHIBITS</U>

      (a) The following exhibits are filed as part of this Registration
Statement:

EXHIBIT
NUMBER    DESCRIPTION
--------  -------------------------------------------------------------
   3.1    Articles of Incorporation dated 3-22-96
   3.2    Amendment to Articles of Incorporation dated 3-20-98
   3.3    Amendment to Articles of Incorporation dated 3-20-98
   3.4    Amendment to Articles of Incorporation dated 6-11-99
   3.5    Amendment to Articles of Incorporation dated 12-16-99
   3.6    Amendment to Articles of Incorporation dated 2-11-00
   3.7    By-Laws
   4.1    Form of Common Stock Certificate
   5.1    Opinion of Kenneth G. Eade, Attorney at Law
   8.1    Opinion Regarding Tax Matters(included in Exhibit 99.1)
  10.1    Employment Agreement between Harrison Digicom and John W. Bush
  10.2    Employment Agreement between Harrison Digicom and Donald Miller
  10.3    Employment Agreement between Harrison Digicom and Denton Guthrie
  10.4    Employment Agreement between Harrison Digicom and Howard Frantom
  10.5    Employment Agreement between Harrison Digicom and Kynaston Perriera
  10.6    Employment Agreement between Harrison Digicom and John Alkire
  10.7    Reorganization Agreement between Harrison Industries and T2 Logic 3-20-98
  10.8    Agreement between Harrison Digicom and Infinite Networks Corporation 10-16-98
  10.9    Agreement between Harrison Digicom and Martin Communications, Inc. 11-19-98
  10.10   Agreement between Harrison Digicom and National Sales Corp. 12-15-98
  10.11   Business Cooperation Agreement between Company and Claudia Sec. Sys. 12-15-98
  10.12   Agreement between Harrison Digicom & American Cambodian Telecom Ltd. 1-7-99
  10.13   Agreement between Martin Communications, Inc. and Claudia Sec. Sys. 1-22-99
  10.14   Business Cooperation Agreement between Company and Venro Pet.Corp. 2-18-99
  10.15   Release Agreement between Harrison Digicom and Transpac 6-21-99
  10.16   Engagement & Consulting Agreement between Harrison Digicom & GCR/Highland LLC 7-9-99
  10.17   Agreement between Harrison Digicom and Olympic Capital, LLC 7-27-99
  10.18   Release Agreement between Harrison Digicom and Sierra Nevada Advisors, Inc. 7-29-99
  10.19   Release Agreement between Harrison Digicom and RCCommunications 10-15-99
  10.20   Agreement between Harrison Digicom & International Television Film Production 12-10-99
  10.21   Agreement and Plan of Reorganization between Harrison Digicom & International Television Film Production 12-29-99
  10.22   Contingent Stock Purchase Commitment of Premium Management Services, Ltd. 2-10-00
  10.23   Agreement between Harrison now Infinite (Nevada) & Infinite (Florida) 2-15-00
  17.1    Letter Regarding Resignation of Directors 12-29-99
  22.1    Board Resolution: Reorganization of T2 Logic 3-20-98
  23.1    Consent Strabala, Ramirez & Associates
  23.2    Consent of Kenneth G. Eade
  ------------------------

<U>ITEM 28.</U>                          <U>UNDERTAKINGS</U>

      The undersigned Company hereby undertakes to:
      (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
            (iii) Include any additional or changed material information on the plan of distribution.
         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Infinite Networks pursuant to the provisions referred to under Item 24 of this Registration Statement, or otherwise, Infinite Networks has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
      In the event that a claim for indemnification against such liabilities (other than the payment by Infinite Networks Corporation of expenses incurred or paid by a director, officer or a controlling person of Harrison Digicom in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (c)(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Harrison Digicom under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective.
         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

ADDITIONAL INFORMATION
Infinite Networks Corporation has filed with the SEC a registration statement on Form SB-2 under Securities Act, with respect to the securities. This prospectus, which forms a part of the registration statements, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by this reference.

The registration statement may be inspected without charge and copies may be obtained at prescribed rates at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street NW, Room 1024, Washington, DC 20549, or on the Internet at http://www.sec.gov.

Infinite Networks Corporation will furnish to its shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing reviewed financial information for the first three quarters of each fiscal year.


                                  SIGNATURES

      In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California, on March 15, 2000.


INFINITE NETWORKS CORPORATION
BY:
   <U>JOHN W. BUSH</U>
JOHN W. Bush
Chief Executive Officer/Director


      In accordance with the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

   <U>JOHN W. BUSH</U>
JOHN W. BUSH
Chief Executive Officer/Director
March 15, 2000

   <U>DONALD L. MILLER</U>
DONALD L. MILLER
Chairman, Board of Directors
March 15, 2000

   <U>RAFAEL ROJAS</U>
RAFAEL ROJAS
Director
March 15, 2000

   <U>DENTON GUTHRIE</U>
DENTON GUTHRIE
Chief Financial Officer/Director
March 15, 2000


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